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                                                                  Exhibit 10.12

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Loan Agreement"), is made and entered into as of the 23rd day of December, 1996, by and among (i) (a) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation with principal office and place of business in Louisville, Kentucky ("PNC"), (b) NATIONAL CITY BANK OF KENTUCKY, a national banking association with principal office and place of business in Louisville, Kentucky ("National City"), (c) SUNTRUST BANK, NASHVILLE, N.A., a national banking association with principal office and place of business in Nashville, Tennessee ("SunTrust"), (d) BANK ONE, KENTUCKY, NA, a national banking association with principal office and place of business in Louisville, Kentucky ("Bank One") (PNC, National City, SunTrust and Bank One are hereinafter collectively referred to as the "Banks", and each is hereinafter individually referred to as a "Bank"); (ii) PNC BANK, KENTUCKY, INC., in its capacity as the administrative bank hereunder (in such capacity the "Administrative Bank"); and
(iii) RES-CARE, INC., a Kentucky corporation with principal office and place of business in Louisville, Kentucky ("Res-Care") and each of the Consolidated Subsidiaries of Res-Care identified on Schedule 1 hereto (Res-Care and each Consolidated Subsidiary, a "Borrower," and all of the foregoing collectively, the "Borrowers").


                   P R E L I M I N A R Y   S T A T E M E N T:

        A. The Borrowers desire to obtain from the Banks a revolving line of credit in the principal amount of Sixty Five Million Dollars ($65,000,000.00) (as defined in Section 1 hereof, the "Revolving Credit Facility").

        B. The Borrowers desire to obtain from the Banks a commitment to issue letters of credit for the account of the Borrowers in an aggregate outstanding amount of up to Ten Million ($10,000,000.00) at any one time, as a subfacility under the Revolving Credit Facility (as defined in Section 1 hereof, the "Letter of Credit Subfacility").

        C. The Borrowers desire to obtain from PNC a swing line revolving line of credit in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (as defined in Section 1 hereof, the "Swing Line Credit Facility")

        D. The Banks desire to establish the Revolving Credit Facility and the Letter of Credit Subfacility in favor of the Borrowers, and PNC desires to establish the Swing Line Facility in favor of the Borrowers, in each case upon the terms and conditions set forth herein.

        E. Res-Care and the other Borrowers will benefit from the extension of the Revolving Credit Facility, the Letter of Credit Subfacility and the Swing Line Credit Facility because such extensions of credit will enable Res-Care and the other Borrowers to have available and to draw from time to time credit that would not otherwise be available to Res-Care and the other Borrowers.
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        F. Res-Care obtained from PNC, National City and SunTrust certain credit accommodations pursuant to an Amended and Restated Loan Agreement dated as of April 26, 1995, as amended by Second Amendment to Loan Instruments dated as of February 16, 1996 (together, the "Old Loan Agreement"), including the following:
(i) a revolving line of credit in the principal amount of Thirty Five Million Dollars ($35,000,000), (ii) a term loan in the principal of Four Million Dollars ($4,000,000), (iii) a commitment to issue letters of credit for the account of the Borrower in an aggregate outstanding amount of up to Two Million Dollars ($2,000,000) at any one time and (iv) a commitment to enter into equipment leases with the Borrower that obligated PNC to purchase equipment for lease to the Borrower having an aggregate cost of up to Seven Hundred Thousand Dollars ($700,000). A portion of the proceeds of the loans under this Loan Agreement will be used to satisfy the obligations of Res-Care under the Old Loan
Agreement. The Old Loan Agreement and the notes executed in connection therewith will be deemed satisfied and terminated upon the execution and delivery of this Loan Agreement and the satisfaction of all closing conditions set forth in
Section 5 hereof.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    SECTION 1
                         DEFINITIONS AND CROSS REFERENCE

        Certain terms used in this Loan Agreement are defined in this Section 1; other terms are defined elsewhere in this Loan Agreement.

        1.1 "Accounts Receivable" means all (a) rights to payment for any goods sold or services performed, whether such right to payment exists on the date of this Loan Agreement or is created thereafter, and whenever and wherever acquired, whether or not such right to payment has been earned by performance, and whether or not such right to payment is evidenced by any document, instrument or chattel paper, and all claims against common carriers for goods and Inventory lost in transit; and (b) the proceeds or products of any of the foregoing. The term "Accounts Receivable" includes the term "account" as defined in KRS 355.9-106. The amount of an Account Receivable shall be the amount of the receivable net of all discounts.

        1.2 "Administrative Bank" has the meaning assigned to that term in the introduction to this Loan Agreement.

        1.3 "Advance" means with respect to any Borrower, each and every advance of proceeds under the Revolving Credit Facility, the Letter of Credit Subfacility, or the Swing Line Credit Facility, directly or indirectly, to such Borrower, regardless of whether such advance is accounted for under GAAP as an extension of credit, a contribution of capital or otherwise.


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        1.4 "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, (ii) any other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, or (iii) each of such Person's directors and officers appointed by the board of directors of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with") , as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        1.5 "And/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

        1.6 "Applicable Base Rate Margin" means the applicable per annum percentage set forth in the table appearing in Section 2.2A hereof, with respect to Base Rate Loans.

        1.7 "Applicable Euro-Rate Margin" means the applicable per annum percentage set forth in the table appearing in Section 2.2A hereof, with respect to Euro-Rate Loans.

        1.8 "Applicable Commitment Fee Percentages" means the applicable per annum percentage set forth in the table appearing in Section 2.3B hereof, with respect to the calculation of Revolving Credit Commitment Fees.

        1.9 "Applicable Letter of Credit Percentages" means the applicable per annum percentage set forth in the table appearing in Section 2.7F of the Loan Agreement.

        1.10 "Application and Agreement For Letter of Credit" means the document substantially in the form of Exhibit C annexed hereto, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

        1.11 "Assignment Agreement" means an Assignment Agreement between an assigning Bank and its assignee, substantially in the form of Exhibit H annexed hereto.

        1.12 "Assumption Agreement" means an Assumption Agreement in favor of the Administrative Bank, for the benefit of the Banks, executed and delivered by a Consolidated Subsidiary that becomes a Borrower subsequent to the Closing Date, pursuant to the requirement of Section 7.10 hereof, substantially in the form of Exhibit M hereto.

        1.13 "Authorized Officer" means the President, the Financial Officer and any other officer of Res-Care, for itself and as agent for the other Borrowers, who, by the Articles of Incorporation, Bylaws or Resolutions of the Board of Directors of such Borrower, is authorized to execute and deliver this Loan Agreement and the other Loan Instruments on behalf of such Borrower.


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        1.14 "Banks" has the meaning assigned to that term in the introduction to this Loan Agreement.

        1.15 "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

        1.16 "Base Rate" means the variable rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one half of one percent (0.5%), as the same may change from time to time, or (ii) the Prime Rate, as the same may change from time to time.

        1.17 "Base Rate Loan" means Revolving Credit Loans bearing interest at rates determined with reference to the Base Rate, as the same may change from time to time as provided in Section 2.2A.

        1.18 "Beverly Acquisition" means the acquisition and/or sublease by certain Consolidated Subsidiaries of Res-Care of twelve (12) intermediate care facilities for persons with developmental disabilities and/or mental retardation located in California, Illinois, Kansas and Texas, upon the terms and conditions set forth in that certain Agreement dated April 5, 1995, among Res-Care, RSCRC, RCI, RCK, and RSCRT, Beverly Health and Rehabilitation Services, Inc., Beverly Enterprises-California, Inc., Beverly Enterprises-Illinois, Inc., Beverly Enterprises-Kansas, Inc. and Beverly Enterprises-Texas, Inc., each a California corporation, as amended.

        1.19 "Beverly Note" means, collectively, (i) that certain Purchase Money Note dated May 1, 1995, made by RSCRT, payable to the order of Beverly Health and Rehabilitation Services, Inc., and in the face principal amount of Three Million Dollars ($3,000,000.00), together with all amendments, modifications, extensions, renewals, restatements and replacements thereof, and (ii) that certain Purchase Money Note dated May 1, 1995, made by RSCRT, payable to the order of Beverly Health and Rehabilitation Services, Inc., and in the face principal amount of Six Hundred Thousand Dollars ($600,000.00), together with all amendments, modifications, extensions, renewals, restatements and replacements thereof.

        1.20 "Borrowers" means each and any of the Persons identified as "Borrowers" in Schedule 1 to this Loan Agreement, as it may be amended from time to time to include as "Borrowers" any new Consolidated Subsidiaries hereafter acquired or created, pursuant to the provisions of Section 7.10 hereof.

        1.21 "Borrowers' Loan Accounts" means the accounts respectively on the books of the Banks in which will be recorded Revolving Credit Loans made by the Banks to the Borrowers, payments made on such Revolving Credit Loans and other appropriate debits and credits as provided by this Loan Agreement.

        1.22 "Business Combination" means any acquisition or merger, whether accounted for under GAAP as a purchase or pooling of interests and regardless of whether the value of the consideration paid or received is comprised of cash, assets, common stock, preferred stock, partnership interests, limited liability company or limited liability partnership interests.


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        1.23 "Business Combination Consideration" means the aggregate legal consideration paid by Res-Care and/or its Consolidated Subsidiaries in connection with a Business Combination, which legal consideration shall be the sum of the consideration granted by the Borrowers (whether by cash, stock or other means), plus the amount of the acquired entity's debt assumed or refinanced by the Borrowers (and excluding any of the acquired entity's debt not assumed or refinanced by the Borrowers).

        1.24 "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Kentucky or is a day on which banking institutions located in the Commonwealth of Kentucky are authorized or required by law or other governmental action to close.

        1.25 "Cash Flow from Operations" means the sum of the amounts for the period in question of (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income, (iv) depreciation, amortization and other non-cash charges to Net Income, minus non-cash credits to Net Income, of the Borrowers on a consolidated basis in accordance with GAAP, determined as of the end of each Fiscal Quarter, for the previous four Fiscal Quarters. The Borrowers may include in the calculation of "Cash Flow from Operations" the sum of (i), (ii), (iii) and (iv) for the 12 months preceding the date of calculation for any entity that has been acquired in a Permitted Business Combination; provided, however, that:

        (a) if the sum of (i), (ii), (iii) and (iv) that is based in whole or in part upon pre-acquisition unaudited financial results of entities acquired in Permitted Business Combinations (the "Pre-Acquisition Financial Results") equals or exceeds twenty five percent (25%) (the "Cash Flow from Operations Limitation") of the total "Cash Flow from Operations" of the Borrowers for the period being measured, then the calculation of total "Cash Flow from Operations" may include the portion of the Pre-Acquisition Financial Results that is equal to the Cash Flow from Operations Limitation but must exclude the portion of Pre-Acquisition Financial Results that exceeds the Cash Flow from Operations Limitation;

         (b) if the calculation of "Cash Flow from Operations" is performed at any time from the beginning of the seventh month after the date of acquisition of an entity until the end of the twelfth month following the acquisition, the calculation with respect to such entity shall be based upon the actual financial results of such entity for the period occurring after the acquisition, annualized on a 12-month basis; and

        (c) Net Income for purposes of the calculation of Cash Flow from Operations shall not include any Net Income of a Borrower derived from such Borrower's ownership of a Person that is not a Consolidated Subsidiary except to the extent such Borrower has received a distribution of such Net Income from such Person.

        1.26 "Change in Control" means the acquisition by any Person or "group" (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended) of more than 50% of the Voting Stock of Res-Care, including any such acquisition by merger or consolidation.


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        1.27 "Closing Fees" means the Closing Fees described in Section 2.3A hereof and set forth in Schedule 2.3A hereto.

        1.28 "Closing Date" means December 23, 1996.

        1.29 "Compliance Certificate" means a certificate substantially in the form of Exhibit G annexed hereto delivered by the Borrowers to the Administrative Bank pursuant to Section 7.3(iii) hereof.

        1.30 "Confidentiality Agreement" means a Confidentiality Agreement between a potential assignee Bank and the Borrowers substantially in the form of
Exhibit I annexed hereto.

        1.31 "Consolidated Subsidiary" means each Subsidiary of Res-Care whose accounts are or should be consolidated with those of Res-Care in accordance with GAAP. As of the Closing Date, the Consolidated Subsidiaries of Res-Care are listed on Schedule 6.13.

        1.32 "Contingent Obligations" means, with respect to the Borrowers, any direct or indirect liability, contingent or otherwise (excluding all transactions which, on a consolidated basis under GAAP, should be eliminated) of the Borrowers, (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by the Borrowers is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holder of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under any letter of credit issued for the account of the Borrowers or for which the Borrowers are otherwise liable for reimbursement thereof, or (iii) under interest rate swap agreements, interest rate collar agreements or other similar arrangements providing interest rate protection. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by the Borrowers of the obligation of another, and (b) any liability of the Borrowers for the obligations of another through any agreement (contingent or otherwise) (1) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (2) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (3) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, in the case of any agreement described under subclauses (1), (2) or (3) of this sentence the primary purpose or intent thereof is as described in clause (i) of the preceding sentence. The amount of any Contingent Obligation, as at any time of determination, shall be equal to the amount of the obligation so guaranteed or otherwise supported at such time of determination which amount shall be deemed to be the amount of such obligation guaranteed, as reasonably estimated by the Borrowers, if such amount cannot be specifically determined at the time of determination.


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        1.33 "Continuing Director" means any member of the Board of Directors of
Res-Care who is a member of such Board on the Closing Date and any Person who is a member of such Board and whose nomination as a director was approved by a majority of the Continuing Directors then on the Board of Directors of Res-Care.

        1.34 "Covered Tax" means any Tax that is not an Excluded Tax.

        1.35 "Current Maturities of Long Term Debt" means the current principal maturities of all indebtedness for borrowed money (including but not limited to amortization of capitalized lease obligations) having an original term of one year or more.

        1.36 "Current Ratio" means, as of any date of determination thereof, the ratio of current assets to current liabilities existing on such date, all as determined in accordance with GAAP.

        1.37 "Date of Determination" means, for purposes of determining the applicable Pricing Level on any Pricing Level Calculation Date, the last day of the most recently ended calendar month.

        1.38 "Debts" means the present value, as of the Enforcement Date, of known probable liabilities of any Borrower, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent (other than (i) any liabilities under this Loan Agreement, (ii) any guaranty that is subordinated in right of payment to obligations of such Borrower under this Loan Agreement, and
(iii) all intercompany indebtedness owed by such Borrower to Res-Care or another Borrower, as such term is defined in the Loan Agreement, to the extent that such intercompany indebtedness owed by such Borrower may be discharged by offsetting the amount paid by such Borrower under this Loan Agreement against such intercompany indebtedness, whether such offset may be effected by operation of law, pursuant to implied or express contractual rights, whether relating to intercompany accounts or rights of contribution or subrogation, or otherwise), with contingent or unliquidated liabilities being measured at the amount which, in light of all the facts and circumstances existing as of the Enforcement Date, represents the amount which could reasonably be expected to become an actual or matured liability.

        1.39 "Default Rate" means, (i) for any Revolving Credit Loan bearing interest as a Base Rate Loan or as a Euro-Rate Loan, and (ii) for any Swing Line Loan, the Base Rate plus the Applicable Base Rate Margin plus two percent (2%).

        1.40 "Designated Interest Rate Agreement" shall have the meaning set forth in Section 8.13 hereof.

        1.41 "Dollars" or "$" means lawful currency of the United States of America.


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        1.42 "EBIT" means, for the period in question, the sum of the amounts for such period of the Borrowers' (i) Net Income, (ii) Interest Expense, and
(iii) provisions for taxes based on income.

        1.43 "Enforcement Date" means the earlier of the date of the commencement of a case under Title 11 of the United States Code involving Res-Care or any Consolidated Subsidiary or the date enforcement under this Loan Agreement is sought.

        1.44 "Equipment Lease" means each equipment lease now or hereafter executed by the Borrowers and PNC.

        1.45 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

        1.46 "Euro-Rate" means, with respect to Euro-Rate Loans, the interest rate per annum determined by the Administrative Bank by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Bank in accordance with its usual procedures (which determination shall be conclusive and binding upon the Borrowers, absent manifest error on the part of the Administrative Bank) to be equal to the offered rate for deposits in Dollars for the applicable Interest Period which appear on Page 3750 of the TELERATE rate reporting system or other similar system as of approximately 11 a.m, Greenwich Mean Time, two (2) Business Days prior to the first day of such Interest Period and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:


               Euro-Rate = Offered rate on TELERATE page 3750
                           -----------------------------------
                           1.00 - Euro-Rate Reserve Percentage

        1.47 "Euro-Rate Loans" means Revolving Credit Loans bearing interest at rates determined by reference to the Euro-Rate as provided in Section 2.2A hereof.

        1.48 "Euro-Rate Reserve Percentage" of the Administrative Bank for the Interest Period for any Euro-Rate Loan means the reserve percentage applicable, if any, during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Administrative Bank with respect to liabilities or assets consisting of or including eurocurrency liabilities (within the meaning of that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) having a term equal to such Interest Period.


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        1.49 "Events of Default" means the occurrence or happening of any of the matters set forth in Section 9 hereof.

        1.50 "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: (i) Taxes imposed on the net income of any Bank or a Tax Transferee (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income) (collectively referred to as "net income taxes") by (A) the United States of America, (B) the jurisdiction under the laws of which such Bank or Tax Transferee is organized or any political subdivision thereof, or (C) the jurisdiction of such Bank's or Tax Transferee's applicable lending office or any political subdivision thereof, or (D) any jurisdiction in which such Bank or Tax Transferee is doing business, (ii) any Taxes to the extent that they are in effect and would apply to a payment to any Bank as of the Closing Date, or as of the date such Person becomes a Bank, in the case of any assignee pursuant to
Section 13 hereof, (iii) any Taxes that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any portion of the Revolving Credit Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (provided however that a Person shall not be considered a Tax Transferee for purposes of this clause
(iii) as a result of a change of its lending office or the taking of any other steps pursuant to Section 4.4 hereof), (iv) any Taxes to the extent of any credit or other Tax benefit available to any Bank or Tax Transferee, as applicable, as a result thereof, or (v) any Taxes that would not have been imposed but for the failure by any Bank or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax.

        1.51 "Facility" or "Facilities" means each facility, program, group home and training center now or hereafter owned, operated and/or managed by any of the Borrowers at which the services or programs described in Section 8.5 hereof are provided by the Borrowers.

        1.52 "Fair Saleable Value" of any assets means the amount which may be realized as of the Enforcement Date, within a reasonable time, either through collection of such assets or sale of such assets at the regular market value, understanding "regular market value" to mean the amount which could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

        1.53 "Federal Funds Effective Rate" for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does


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
not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

        1.54 "Financial Officer" means the chief financial officer of Res-Care or other officer who is the highest ranking officer with responsibility for the financial affairs of Res-Care.

        1.55 "Fiscal Quarter" means a fiscal quarter of the Borrowers. The Fiscal Quarters of the Borrowers currently end on the last day of each March, June, September and December of each calendar year.

        1.56 "Fiscal Year" means a fiscal year of the Borrowers. The Borrowers' current Fiscal Year ends on the last day of December of each calendar year.

        1.57 "Fixed Charge Coverage Ratio" means, as of any Date of Determination thereof, the ratio of (i) the sum of the Borrowers' EBIT and Operating Lease/Rental Expense to (ii) the sum of the Borrowers' Interest Expense, Operating Lease/Rental Expense and Current Maturities of Long Term Debt.

        1.58 "Funding Date" means the date of the funding of a Revolving Credit Loan.

        1.59 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, as applied in accordance with the modifications contained in Section 1.117 hereof.

        1.60 "General Intangibles" means all intangible personal property (including things in action) other than goods, accounts, chattel paper, documents and instruments (all as defined in the Uniform Commercial Code), whether such personal property is owned on the date of this Loan Agreement, or is acquired thereafter, and shall include, but is not limited to, all existing and future royalties, rights, claims, benefits and proceeds in, under or to any franchise agreements, insurance policies, customer lists, choice in action, books, records, patents and patents applications, copyrights, trademarks, trade names, trade secrets, sales contracts, licenses, certificates of need, permits, tax and any other types of refunds, returned and unearned insurance premiums, claims, product designs, drawings, technical data, computer programs, computer tapes and software, catalogs, blue prints, contract rights, and all rights as an unpaid vendor or lienor, including stoppage in transit, replevin or reclamation. The term "General Intangible" includes "general intangible" as defined in KRS 355.9-105.

        1.61 "Indebtedness" means, with respect to the Borrowers on a consolidated basis in accordance with GAAP, (i) all indebtedness for borrowed money, including, without limitation, all Revolving Credit Loans, all Swing Line Loans, all reimbursement obligations of the Borrowers in respect of all letters of credit, including the Letters of Credit, issued for the


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account of the Borrowers, and all obligations of the Borrowers under all
Equipment Leases, (ii) that portion of obligations with respect to capital leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, but excluding trade payables incurred in the ordinary course of business, (v) all indebtedness secured by any lien on any property or asset owned by the Borrowers regardless of whether the indebtedness secured thereby shall have been assumed by the Borrowers or is non-recourse to the credit of the Borrowers but only to the extent of the fair market value of any such property or assets, and (vi) all other Contingent Obligations of the Borrowers not otherwise included in clauses (i) through (v) of this Section .

        1.62 "Interest Expense" means, for the period in question, total interest expense (including that attributable to capital leases in conformity with GAAP) of the Borrowers with respect to all outstanding Indebtedness of the Borrowers, including, without limitation, all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs and benefits under interest rate agreements, whether payable in cash or accrued (including amortization of discount), all as determined on a consolidated basis in accordance with GAAP.

        1.63 "Interest Payment Date" means, (i) with respect to each Base Rate Loan, the last day of each calendar quarter during which such Base Rate Loan is outstanding in whole or in part, (ii) with respect to each Euro-Rate Loan, the ninetieth (90th) day of the Interest Period applicable to such Euro-Rate Loan, and/or the last day of the Interest Period applicable to such Euro-Rate Loan, and (iii) with respect to each Swing Line Loan, the last day of each calendar quarter during which such Swing Line Loan is outstanding in whole or in part, and (iv) with respect to all Revolving Credit Loans and Swing Line Loans, the date of maturity thereof.

        1.64 "Interest Period" means any interest period applicable to a Euro-Rate Loan, as determined pursuant to Section 2.2B hereof.

        1.65 "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

        1.66 "Interest Rate Determination Date" means each date for calculating the Euro-Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the date which is two (2) Business Days prior to the related Interest Period for a Euro-Rate Loan.

        1.67 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

        1.68 "Letters of Credit" means all letters of credit or similar instruments issued by PNC for the account of the Borrowers pursuant to Section
2.7 of the Loan Agreement for the purpose of securing the performance, payment, deposit or surety obligations of Res-Care or a Subsidiary (including any such obligations of Res-Care or a Subsidiary under applicable workers compensation laws).

        1.69 "Letter of Credit Subfacility" means the commitment of PNC, to issue Letters of Credit for the account for Res-Care or a Subsidiary up to an aggregate amount at any one time outstanding of Ten Million Dollars ($10,000,000). The Letter of Credit Subfacility is a sublimit of the Revolving Credit Facility.

        1.70 "Letter of Credit Fee" has the meaning assigned to that term in
Section 2.7F(i) hereof.

        1.71 "Letter of Credit Fronting Fee" has the meaning assigned to that term in Section 2.7F(v) hereof.

        1.72 "Letter of Credit Usage" means, as at any date, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by PNC and not theretofore reimbursed by the Borrowers to PNC, whether by virtue of the Banks making a Revolving Credit Loan to the Borrowers to enable the Borrowers to reimburse PNC for such drawing or otherwise.

        1.73 "Loan Agreement" means this Loan Agreement as further amended, supplemented or otherwise modified from time to time.

        1.74 "Loan Instruments" means this Loan Agreement, the Revolving Credit Notes, the Swing Line Note, each Application and Agreement for Letter of Credit, the Stock Pledge Agreement, the Security Agreements and all other agreements, documents and instruments now or hereafter evidencing and/or pertaining to this Loan Agreement and/or the other Obligations, and as may be further amended, supplemented or otherwise modified from time to time.

        1.75 "Maximum Consolidated Subsidiary Borrower Amount" means the excess of (A) the aggregate Fair Saleable Value of the assets of a Borrower that is a Consolidated Subsidiary on the Enforcement Date over (B) the amount of Debts of such Consolidated Subsidiary on the Enforcement Date.

        1.76 "Net Income" means, for the period in question, the net income (or loss) of the Borrowers for such period taken as a single accounting period, determined on a consolidated basis in accordance with GAAP and excluding any extraordinary items; provided, however, that Net Income shall include the reversal of reserves that had previously been charged against Net Income.

        1.77 "Net Worth" means, as at any date on which the amount thereof shall be determined, the shareholders' equity of Res-Care as determined on a consolidated basis in accordance with GAAP.

        1.78 "Notice of Conversion/Continuation" means the Notice in the form of Exhibit D annexed hereto with respect to the conversion and/or continuation of the interest rate(s) applicable to the Revolving Credit Loans.

        1.79 "Obligations" means, collectively, (i) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Revolving Credit Notes, (ii) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Swing Line Note, (iii) the obligation of the Borrowers to reimburse PNC for all drafts honored by PNC under Letters of Credit together with accrued interest thereon, (iv) the obligation of the Borrowers to pay all rent and all other amounts now or hereafter due under all Equipment Leases now or hereafter entered into by the Borrowers and PNC, (v) the performance of all of the covenants, agreements and obligations of the Borrowers hereunder and under the other Loan Instruments, and (vi) all other liabilities, obligations, covenants and duties owing by the Borrowers to any Bank arising under or pursuant to this Loan Agreement or the other Loan Instruments of any kind or nature, present or future, and whether or not evidenced by any note, guaranty or other instrument. The term "Obligations" includes, without limitation, all interest, charges, expenses, reasonable attorneys' fees and any other sums chargeable to the Borrowers under this Loan Agreement and/or any other Loan Instrument.

        1.80 "Offered Rate" means the interest rate quoted from time to time by PNC to the Borrowers as applicable to Swing Line Loans made or to be made by PNC to the Borrowers for an Offered Rate Period. The Offered Rate shall constitute, on each Funding Date of a Swing Line Loan, the Administrative Bank's fully absorbed cost of funds on such date plus the Applicable Euro-Rate Margin in effect on the Funding Date of such Swing Line Loan.

        1.81 "Offered Rate Period" means the time period from one (1) to seven
(7) consecutive calendar days for which the Administrative Bank offers an Offered Rate for a Swing Line Loan under Section 3.1 hereof.

        1.82 "Operating Lease/Rental Expense" means that portion of obligations with respect to non-capital leases.

        1.83 "Permitted Business Combination" means a Business Combination that meets all of the requirements of Section 8.11 hereof.

        1.84 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, other entity or group, institution, party or government, whether federal, state, county, city, municipal or other, or any agency or division thereof.

        1.85 "Potential Default" means the occurrence of any act or event which, with the giving of notice and/or the passage of time, or both, would become an Event of Default.

        1.86 "Pricing Level" means, for any Pricing Period, Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, or Pricing Level V, as may be in effect for such Pricing Period; provided that, the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

        1.87 "Pricing Level I" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrowers' Indebtedness as measured on such Date of Determination, to the Borrowers' Cash Flow from Operations as measured on such Date of Determination, is less than 1.50 to 1.0.

        1.88 "Pricing Level II" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrowers' Indebtedness as measured on such Date of Determination, to the Borrowers' Cash Flow from Operations as measured on such Date of Determination, is equal to or greater than 1.50 to 1.0, but is less than
2.0 to 1.0.

        1.89 "Pricing Level III" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrowers' Indebtedness as measured on such Date of Determination, to the Borrowers' Cash Flow from Operations as measured on such Date of Determination, is equal to or greater than 2.0 to 1.0, but is less than
2.50 to 1.0.

        1.90 "Pricing Level IV" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrowers' Indebtedness as measured on such Date of Determination, to the Borrowers' Cash Flow from Operations as measured on such Date of Determination, is equal to or greater than 2.50 to 1.0, but less than
3.0 to 1.0.

        1.91 "Pricing Level V" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrowers' Indebtedness as measured on such Date of Determination, to the Borrowers' Cash Flow from Operations as measured on such Date of Determination, is equal to or greater than 3.0 to 1.0.

        1.92 "Pricing Level Calculation Date" means the date of the delivery to the Banks of a Compliance Certificate in the form of Exhibit G hereto demonstrating the appropriate Pricing Level, which delivery can occur on any date from the prior Date of Determination to the date of delivery of the Borrowers' financial statements for the particular month then ended required pursuant to Section 7.3(ii) hereof.

        1.93 "Pricing Period" means, with respect to any Date of Determination, the period commencing on the day immediately after such Date of Determination and ending on the next Date of Determination.

        1.94 "Prime Rate" means at any time the interest rate per annum most recently designated or announced by the Administrative Bank as its "Prime Rate" in effect at its principal office in Louisville, Kentucky, it being expressly understood and agreed to by the Borrower that the "Prime Rate" is the rate of interest designated by the Administrative Bank as its "Prime Rate" and such term does not necessarily mean or imply that it is the lowest or best rate then available from the Administrative Bank.

        1.95 "Request for Revolving Credit Loan" means the Request in the form of Exhibit E annexed hereto with respect to a proposed Revolving Credit Loan to be delivered by the Borrowers to the Administrative Bank pursuant to Sections 2.lC and 6.2A hereof.

        1.96 "Request for Swing Line Loan" means the Request in the form of Exhibit F annexed hereto with respect to a proposed Swing Line Loan to be delivered by the Borrowers to the Administrative Bank pursuant to Sections 3.l and 6.2A hereof.

        1.97 "Revolving Credit Facility" means the revolving line of credit established by the Banks in favor of the Borrowers in the principal amount of Sixty Five Million Dollars ($65,000,000) pursuant to which the Borrowers may obtain Revolving Credit Loans from the Banks and/or Letters of Credit from PNC during the term of the Revolving Credit Facility upon the terms and conditions set forth in this Loan Agreement. The Revolving Credit Facility includes as a sublimit the Letter of Credit Subfacility and the Swing Line Credit Facility. All references to the "aggregate principal balance of the Revolving Credit Loans outstanding" or similar phrases in this Loan Agreement or in the Revolving Credit Notes shall mean, as of the date of determination thereof, the sum of (i) the entire aggregate outstanding principal balance of all Revolving Credit Loans made by the Banks pursuant to this Loan Agreement, (ii) the then existing Letter of Credit Usage and (iii) the then existing Swing Line Usage.
 .
        1.98 "Revolving Credit Facility Commitment Fees" shall have the meaning set forth in Section 2.3B hereof.

        1.99 "Revolving Credit Facility Pro Rata Shares" means, with respect to each Revolving Loan Commitment of each Bank, the percentage set forth opposite that Bank's name on Schedule 2.1 annexed hereto; provided that Schedule 2.1 shall be amended and each Bank's Revolving Credit Facility Pro Rata Share shall be adjusted from time to time to give effect to the addition or removal of any Bank as provided herein or by assignment pursuant to Section 12 hereof.

        1.100 "Revolving Credit Loans" means advances of principal of the Revolving Credit Facility made pursuant to Section 2 hereof by the Banks to the Borrowers from time to time pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement to support the working capital needs of the Borrowers and for the other purposes described in Section 2.5A hereof.

        1.101 "Revolving Credit Notes" means collectively (i) that certain Revolving Credit Promissory Note dated of even date with this Loan Agreement, made by the Borrowers, payable to the order of PNC, and in the face principal amount of Twenty Five Million Dollars ($25,000,000), a form of which is annexed to this Loan Agreement as Exhibit A-1, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time, (ii) that certain Revolving Credit Promissory Note dated of even date with this Loan Agreement, made by the Borrowers, payable to the order of National City, and in the face principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), a form of which is annexed to this Loan Agreement as Exhibit A-2, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time, (iii) that certain Revolving Credit Promissory Note dated of even date with this Loan Agreement, made by the Borrowers, payable to the order of SunTrust, and in the face principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000), a form of which is annexed to this Loan Agreement as Exhibit A-3, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time, (iv) that certain Revolving Credit Promissory Note dated of even date with this Loan Agreement, made by the Borrowers, payable to the order of Bank One and in the face principal amount of Ten Million Dollars ($10,000,000), a form of which is annexed to this Loan Agreement as Exhibit A-4, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time, and (v) each future Revolving Credit Promissory Note, if any, made by the Borrowers pursuant to the Revolving Credit Facility.

        1.102 "Revolving Loan Commitments" means each Bank's commitment to maintain or make Revolving Credit Loans and/or to issue Letters of Credit as set forth in Section 2.1 hereof.

        1.103 "Revolving Loan Commitment Termination Date" means the Revolving Loan Commitment Termination Date then in effect, which shall be the earliest of
(i) December 31, 2001, subject to extension thereof as provided in Section 2.1B hereof, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 9 of the Loan Agreement and (iii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and the Revolving Loan Commitments are reduced to zero.

        1.104 "Security Agreement" means any of the Security Agreements dated as of the date hereof entered into between the Administrative Bank and the Borrowers, for the benefit of the Banks, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time, whether entered into as of the Closing Date, or subsequent thereto.

        1.105 "Stock Pledge Agreement" means that certain Stock Pledge Agreement in the form of Exhibit J hereto, dated as of the date of this Agreement, between Res-Care and the Administrative Bank, for the benefit of the Banks.

        1.106 "Subsidiary" means, with respect to Res-Care, (i) any corporation of which more than 50% of the outstanding Voting Stock is at the time owned by Res-Care or by one or more of its Subsidiaries, and (ii) any Person controlled by Res-Care or by one or more of its Subsidiaries, whether by virtue of voting interest, other beneficial interest or by voting agreement, contract, proxy or otherwise.

        1.107 "Swing Line Commitment Period" means the period from the Closing Date through the Swing Line Commitment Termination Date.

        1.108 "Swing Line Credit Facility" means the sums advanced or to be advanced by the Administrative Bank as described in Section 3 hereof.

        1.109 "Swing Line Loan" means advances of principal of the Swing Line Credit Facility made by PNC to the Borrowers from time to time pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement for the other purposes described in Section 3 hereof.

        1.110 "Swing Line Note" means that certain Swing Line Promissory Note dated of even date with this Loan Agreement, made by the Borrowers, payable to the order of PNC, and in the face principal amount of Seven Million Five Hundred Thousand ($7,500,000), a form of which is annexed to this Loan Agreement as Exhibit B, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time.

        1.111 "Swing Line Commitment Termination Date" shall mean the same date as the Revolving Loan Commitment Termination Date.

        1.112 "Swing Line Usage" means, as at any date of determination thereof, the sum of the maximum aggregate principal amount of all outstanding Swing Line Loans, which amount shall never exceed $7,500,000.

        1.113 "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, governmental fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of any Bank, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

        1.114 "Tax Transferee" means any Person who acquires any interest in the Revolving Credit Loans (whether or not by operation of law) or the office to which any Bank has transferred its Revolving Credit Loans for purposes of determining where such Bank's Revolving Credit Loans are made, accounted for or booked.

        1.115 "Total Utilization of Revolving Loan Commitments" means, as at any date of determination thereof, the sum of (i) the aggregate principal amount of all outstanding Revolving Credit Loans, (ii) the Letter of Credit Usage and
(iii) the Swing Line Usage.

        1.116 "Voting Stock" means the shares of capital stock or other securities of the Borrowers entitled to vote generally in the election of the directors of the Borrowers.

        1.117 Accounting Terms and Financial Information.

               A. Accounting Terms. For purposes of this Loan Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Bank hereunder shall (unless otherwise disclosed to the Administrative Bank in writing at the time of delivery thereof in the manner described in paragraph B of this Section ) be prepared in accordance with GAAP applied on a basis consistent with GAAP as applied in the preparation of the latest financial statements furnished to the Administrative Bank hereunder.

               B. Accounting Variances. Res-Care, for itself and the other Borrowers, shall deliver to the Administrative Bank at the same time as the delivery of any annual or quarterly financial statement under Section 7.3 hereof, (i) a description in reasonable detail of any variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements (which variation materially affects the presentation of the financial position or results of operations of Res-Care and the other Borrowers on a consolidated basis in accordance with GAAP) and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

        1.118 Other Definitional Provisions. Any reference in this Loan Agreement (i) to a Section , a Schedule or an Exhibit is a reference to a section hereof, a schedule hereto or an exhibit hereto, respectively; and (ii) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. In this Loan Agreement the singular includes the plural and the plural the singular; "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Loan Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements, assignments and other modifications thereto, but only to the extent such modifications are not prohibited by the terms of this Loan Agreement, and references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.


                                    SECTION 2
                            REVOLVING CREDIT FACILITY

        Subject to the terms and conditions of this Loan Agreement, the Banks hereby establish the Revolving Credit Facility in favor of the Borrowers in the principal amount of Sixty Five

Million Dollars ($65,000,000.00). Pursuant to the Revolving Credit Facility, the Borrowers may obtain Revolving Credit Loans and/or Letters of Credit pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement for the purposes set forth in Sections 2.5A and 2.7 hereof. The Revolving Credit Facility is subject to the following terms and conditions:

        2.1 Revolving Loan Commitments, Revolving Credit Loans.

               A. Revolving Loan Commitments. Each Bank severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Credit Loans permitted to be outstanding from time to time, to lend to the Borrowers from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Revolving Credit Facility Pro Rata Share of the aggregate Revolving Loan Commitments. The amount of each Bank's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed to this Loan Agreement and the aggregate amount of the Revolving Loan Commitments is Sixty Five Million Dollars ($65,000,000); provided, the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions that are made pursuant to Section 2.4C hereof (it being understood that all references to the Revolving Loan Commitments of the Banks set forth in this Loan Agreement shall mean the initial Revolving Loan Commitments of the Banks set forth on Schedule
2.1 annexed to this Loan Agreement as reduced by the voluntary reductions of the Revolving Loan Commitments effected by the Borrowers pursuant to Section 2.4C of the Loan Agreement). Each Bank's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Credit Loans shall be paid in full no later than that date. Amounts borrowed under this Section 2.lA may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date, subject to the provisions of Section 2.4C hereof.

        Anything contained in this Loan Agreement to the contrary notwithstanding, the Revolving Credit Loans and the Revolving Loan Commitments shall be subject to the following limitations:

                      (i) The Letter of Credit Subfacility is a sublimit under the Revolving Credit Facility. The amount otherwise available for borrowing under the Revolving Loan Commitments as of the time of determination thereof (other than to reimburse PNC for the amount of any drawings under any Letters of Credit honored by PNC and not theretofore reimbursed by the Borrowers) shall be reduced by an amount equal to the Letter of Credit Usage as of such time of determination;

                      (ii) The Swing Line Credit Facility is a sublimit under the Revolving Credit Facility. The amount otherwise available for borrowing under the Revolving Loan Commitments as of the time of determination thereof shall be reduced by an amount equal to the Swing Line Usage;

                      (iii) The Total Utilization of Revolving Loan Commitments shall not exceed the aggregate Revolving Loan Commitments; and

                      (iv) At no time shall the Banks be required to make Revolving Loans if the making of such Revolving Loans would cause the ratio of Indebtedness to Cash Flow from Operations of the Borrowers to exceed 3.5 to 1.0.

               B. Term of Revolving Loan Commitments. The Revolving Loan Commitments shall become effective immediately as of the Closing Date, and as of the Closing Date, the Borrowers may obtain Revolving Credit Loans and Letters of Credit subject to the terms and conditions contained herein. The Revolving Loan Commitments shall continue in effect until the Revolving Loan Commitment Termination Date, unless sooner terminated (i) by the Banks upon the occurrence and during the continuation of an Event of Default, or (ii) by the Borrowers at any time in their sole and absolute discretion. The Borrowers may request, not less than sixty (60) days prior to December 31, 1997 or not less than sixty (60) days prior to any subsequent December 31, that the Revolving Loan Commitment Termination Date be extended for a period of an additional twelve (12) months beyond the then current Revolving Loan Commitment Termination Date. The Banks shall notify the Borrowers in writing, within thirty (30) days after receipt of such request, whether the Banks have elected to so extend the Revolving Loan Commitment Termination Date. In the event the Banks fail to give such written notice to the Borrowers within such thirty (30) day period, such failure shall constitute an affirmative election by the Banks not to so extend the Revolving Loan Commitment Termination Date. The Revolving Loan Commitment Termination Date may only be extended by the unanimous written consent of all of the Banks in their sole and absolute discretion. If any Bank elects not to extend the Revolving Loan Commitment Termination Date, such Bank shall notify the Borrowers and the other Banks thereof. In the event any Bank elects not to extend the Revolving Loan Commitment Termination Date, the Revolving Loan Commitments shall terminate, and the entire unpaid principal balance of and all accrued and unpaid interest on the Revolving Credit Loans and all other Obligations shall be respectively due and payable in full to the Banks on the then Revolving Loan Commitment Termination Date, subject at all times to the Banks' absolute right to terminate the Revolving Loan Commitments upon the occurrence and during the continuation of an Event of Default. Upon termination of the Revolving Loan Commitments by the Banks upon the occurrence and during the continuation of an Event of Default, or by the Borrowers at any time in their sole and absolute discretion, the entire unpaid principal balance of and all accrued and unpaid interest on the Revolving Credit Loans and all other Obligations shall be respectively due and payable in full to the Banks. The termination of the Revolving Loan Commitments, for whatever reason, shall not in any way release or relieve the Borrowers from their obligations incurred hereunder or in connection herewith or under the Revolving Credit Notes, the Swing Line Note, the Applications and Agreements For Letters of Credit, or the other Loan Instruments and the provisions hereof and of the Revolving Credit Notes, the Swing Line Note, the Applications and Agreements For Letters of Credit, and the other Loan Instruments shall continue in full force and effect until the Revolving Credit Notes, the Swing Line Note, the Applications and Agreements For Letters of Credit, and all other Obligations have been respectively paid in full to the Banks. In the event the Borrowers terminate the Revolving Loan Commitments, which the Borrowers have the right to do at any time in their sole and absolute discretion, the Borrowers shall be obligated to pay the Revolving Credit Notes, the Swing Line Note, the Applications and Agreements For Letters of Credit, and all other Obligations in full to the Banks, respectively.

               C. Borrowing Mechanics For Revolving Credit Loans Made to the Borrowers. Revolving Credit Loans (except Swing Line Loans under the Swing Line Credit Facility discussed in Section 3 hereof) made to the Borrowers on any Funding Date shall be in an aggregate minimum amount of (i) Two Hundred Fifty Thousand Dollars ($250,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) in excess of that amount in the case of Base Rate Loans, and (ii) Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount in the case of Euro-Rate Loans. Whenever the Borrowers desire that the Banks make a Revolving Credit Loan to the Borrowers, the Borrowers shall deliver to the Administrative Bank a Request For Revolving Credit Loan no later than 11:00 A.M. (Louisville, Kentucky time) at least three (3) Business Days in advance of the proposed Funding Date in the case of a Euro-Rate Loan and on the proposed Funding Date in the case of a Base Rate Loan. The Request For Revolving Credit Loan shall be in the form of Exhibit E annexed hereto and shall specify (i) the proposed Funding Date, (ii) the amount of the Revolving Credit Loan, (iii) whether the Revolving Credit Loan shall be a Base Rate Loan or a Euro-Rate Loan, (iv) in the case of any Revolving Credit Loan requested to be made as a Euro-Rate Loan, the initial Interest Period applicable thereto, (v) that the amount of the proposed Revolving Credit Loan will not cause the Total Utilization of Revolving Loan Commitments to exceed the aggregate Revolving Loan Commitments and (vi) that the amount of the proposed Revolving Credit Loan will not cause the ratio of the Borrowers' Indebtedness to Cash Flow from Operations to exceed 3.5 to 1.0. Revolving Credit Loans made to the Borrowers may be continued as or converted into Base Rate Loans or Euro-Rate Loans in the manner provided in Section 2.2D hereof. In lieu of delivering the above described Request For Revolving Credit Loan, the Borrowers may give the Administrative Bank telephonic notice by the required time of the requested Revolving Credit Loan under this Section 2.lC; provided that such notice shall be promptly confirmed in writing by delivery of a Request For Revolving Credit Loan to the Administrative Bank on or before the applicable Funding Date.

        No Bank shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above which the Administrative Bank believes in good faith to have been given by a duly Authorized Officer or other Person authorized to borrow on behalf of the Borrowers or for otherwise acting in good faith under this Section 2.lC and, upon funding of any Revolving Credit Loan by the Banks in accordance with this Loan Agreement pursuant to any telephonic notice, the Borrowers shall have effected such Revolving Credit Loan hereunder.

        Except as provided in Sections 2.6B, 2.6C and 2.6G hereof, a Request For Revolving Credit Loan for a Euro-Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to obtain the Euro-Rate Loan in accordance therewith.

               D. Disbursement of Revolving Credit Loans to the Borrowers. All Revolving Credit Loans made to the Borrowers under this Loan Agreement shall be made by the Banks simultaneously and proportionately in accordance with their respective Revolving Credit Facility Pro Rata Shares, it being understood that no Bank shall be responsible for any default by the other Bank in funding its Revolving Credit Facility Pro Rata Share of a Revolving Credit Loan requested hereunder by the Borrowers, nor shall the Revolving Loan Commitment of any Bank be increased or decreased as a result of the default by the other Bank in funding its Revolving Credit Facility Pro Rata Share of a Revolving Credit Loan requested hereunder by the Borrowers. Each Bank shall make its Revolving Credit Facility Pro Rata Share of each Revolving Credit Loan to be made to the Borrowers available to the Administrative Bank, in same day funds, at the office of the Administrative Bank located at 500 West Jefferson Street, Louisville, Kentucky not later than 1:00 P.M. (Louisville, Kentucky time) on the Funding Date. Except with respect to the reimbursement to PNC for a drawing under a Letter of Credit issued by PNC as provided in Section 2.7 hereof, upon satisfaction or waiver of the conditions precedent specified in Section 5.1 in the case of the initial Revolving Credit Loan on the initial Funding Date and
Section 5.2 in the case of a Revolving Credit Loan on any subsequent Funding Date, the Administrative Bank shall make the proceeds of each Revolving Credit Loan requested by the Borrowers available to the Borrowers on the Funding Date by causing an amount of same day funds equal to the proceeds of the Banks' respective Revolving Credit Facility Pro Rata Shares of such Revolving Credit Loan received by the Administrative Bank at its office located at the address set forth in the preceding sentence to be credited to the Borrowers' Loan Account maintained at such office of the Administrative Bank or wired to an account designated by the Borrowers. All Revolving Credit Loans shall be respectively paid in full to the Banks on the Revolving Loan Commitment Termination Date.

        Nothing in this Section 2.1D shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrowers may have against any Bank as a result of any default by such Bank hereunder.

               E. Records. Each Bank shall record the Revolving Credit Loans made to the Borrowers from time to time and each repayment or prepayment in respect of the principal amount of such Revolving Credit Loans in the Bank's electronic records. Any such recordation in accordance with the terms of this Loan Agreement shall be conclusive and binding on the Borrowers absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligation to repay all Revolving Credit Loans to the Banks in accordance with this Loan Agreement and the Revolving Credit Notes.

               F. Borrowers' Loan Accounts.

                      (i) Each Bank shall enter all Revolving Credit Loans made to the Borrowers as debits in the Borrowers' Loan Account maintained with such Bank. Each Bank shall also record in the Borrowers' Loan Account maintained with such Bank in accordance with customary accounting practice all other charges, expenses and other items properly chargeable to the Borrowers; all payments made by the Borrowers on account of the Revolving Credit Loans made by such Bank; and other appropriate debits and credits. The debit balance of the Borrowers' Loan Account maintained with such Bank shall reflect the unpaid principal balance of the Revolving Credit Loans from time to time maintained with such Bank. At least once each month the Administrative Bank shall render a statement of account for the Borrowers' Loan Accounts maintained with PNC and the other Banks, which statement shall be considered correct and accepted by the Borrowers and conclusively binding upon the Borrowers in the absence of manifest error unless the Borrowers notify the Administrative Bank to the contrary within thirty (30) days from the receipt of said statement by the Borrowers.

               (ii) Any and all principal, interest, charges and expenses, attorneys' fees and taxes now or hereafter due and owing under the Revolving Credit Notes and any of the other Loan Instruments may be charged to any deposit account of the Borrowers with a Bank or to the Borrowers' Loan Account maintained with such Bank.

        2.2 Interest on the Revolving Credit Loans.

               A. Rates of Interest. Subject to the provisions of Sections 2.2E and 4 hereof, each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the Base Rate plus the Applicable Base Rate Margin or the Euro-Rate plus the Applicable Euro-Rate Margin, as the case may be. The applicable rate of interest with respect to Revolving Credit Loans shall be selected by the Borrowers initially at the time a Request For Revolving Credit Loan is delivered to the Administrative Bank pursuant to Section 2.1C hereof. The interest rate with respect to any Revolving Credit Loan may be changed by the Borrowers from time to time pursuant to Section 2.2D hereof. If on any day a Revolving Credit Loan is outstanding with respect to which notice has not been delivered to the Administrative Bank or the Banks in accordance with the terms of this Loan Agreement specifying the applicable interest rate, then, for that day, that Revolving Credit Loan shall bear interest at the Base Rate plus the Applicable Base Rate Margin.

        Subject to the provisions of Sections 2.2E and 4 hereof, Revolving Credit Loans shall bear interest through maturity as follows:

                      (i) if a Base Rate Loan, at a rate equal to the higher of
(a) the Federal Funds Effective Rate plus one half percent (0.5%) per annum plus the Applicable Base Rate Margin or (b) the Prime Rate plus the Applicable Base Rate Margin; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the Applicable Base Rate Margin in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable Base Rate Margin corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                      Pricing Level         Applicable Base Rate Margin
                      -------------         ---------------------------
                        Level I                           0.00%
                        Level II                          0.00%
                        Level III                         0.00%
                        Level IV                          0.00%
                        Level V                           0.25%

                      (ii) if a Euro-Rate Loan, at a rate per annum equal to the sum of the Euro-Rate plus the Applicable Euro-Rate Margin; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the Applicable Euro-Rate Margin in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable Euro-Rate Margin corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                      Pricing Level         Applicable Euro-Rate Margin
                      -------------         ---------------------------
                        Level I                           0.75%
                        Level II                          1.00%
                        Level III                         1.25%
                        Level IV                          1.50%
                        Level V                           1.75%

                      (iii) Notwithstanding that the Pricing Level Calculation Date of the applicable Pricing Level for a Pricing Period occurs after the relevant Date of Determination, upon the actual calculation of the applicable Pricing Level for such Pricing Period, adjustments to the amount of accrued interest on the Base Rate Loans and/or Euro-Rate Loans, as applicable, shall be made to reflect retroactive application of the applicable Pricing Level to the first day of such Pricing Period.

                             Notwithstanding anything in the foregoing to the
contrary, if any Compliance Certificate delivered by the Borrowers demonstrating the appropriate Pricing Level shall prove to be incorrect (as determined by reference to a subsequent Compliance Certificate or subsequent publicly filed financial statements of the Borrowers or otherwise), such Compliance Certificate shall no longer be in effect, and the Administrative Bank shall notify the Borrowers of such incorrectness and shall calculate the difference between the amount of interest actually paid by the Borrowers on the Base Rate Loans and the Euro-Rate Loans on the basis of such incorrect Compliance Certificate and the amount of interest which would have been due on the Base Rate Loans and the Euro-Rate Loans had such incorrect Compliance Certificate not been delivered. The Administrative Bank shall notify the Borrowers of the amount of such difference, if any, in a statement setting forth the method of calculation of such amount (which calculation, in the absence of demonstrable error, shall be deemed correct) and the Borrowers shall pay such amount to the Administrative Bank for the benefit of the Banks within three (3) Business Days of such notice.

               B. Interest Periods. In connection with each Euro-Rate Loan, the Borrowers may, pursuant to the applicable Request For Revolving Credit Loan, select the Interest Period to be applicable to such Euro-Rate Loan, which Interest Period shall be at the Borrowers' option either a one, two, three or six month period. The following provisions are applicable to Interest Periods generally:

                      (i) the initial Interest Period for any Euro-Rate Loan shall commence on the Funding Date of such Euro-Rate Loan, in the case of a Revolving Credit Loan initially made as a Euro-Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Credit Loan converted to a Euro-Rate Loan;

                      (ii) in the case of immediately successive Interest Periods applicable to a Euro-Rate Loan continued as such pursuant to Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                      (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                      (iv) any Interest Period of a Euro-Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this Section 2.2B, end on the last Business Day of a calendar month;

                      (v) in the event the Borrowers fail to specify an Interest Period with respect to a Euro-Rate Loan in the applicable Request For Revolving Credit Loan or Notice of Conversion/Continuation, the Borrowers shall be deemed to have selected an Interest Period of one month; and

                      (vi) no Interest Period shall extend beyond the Revolving Loan Commitment Termination Date.

               C. Interest Payments. Subject to the provisions of Section 2.2E hereof, interest shall be payable on the Revolving Credit Loans as follows:

                      (i) interest on each Base Rate Loan shall be payable in arrears on and to the last day of each calendar quarter, upon any prepayment or repayment of such Base Rate Loan (to the extent accrued on the amount being prepaid or repaid) and at maturity (including final maturity); and

                      (ii) interest on each Euro-Rate Loan shall be payable in arrears on and to the ninetieth (90th) day during each Interest Period applicable to that Euro-Rate Loan, the last day of each Interest Period applicable to that Euro-Rate Loan, and upon any prepayment or repayment of that Euro-Rate Loan (to the extent accrued on the amount being prepaid or repaid) and at maturity (including final maturity).

               D. Conversion or Continuation. Subject to the provisions of
Section 2.6 hereof, the Borrowers shall have the option (i) to convert at any time all or any part of outstanding Revolving Credit Loans from Revolving Credit Loans bearing interest as Base Rate Loans to Revolving Credit Loans bearing interest as Euro-Rate Loans, and (ii) upon the expiration of any Interest Period applicable to a Euro-Rate Loan, to continue all or any portion of such Revolving Credit Loan as a Euro-Rate Loan, and the succeeding Interest Period of such continued Euro-Rate Loan shall commence on the most recent Interest Payment Date thereof; provided however that a Euro-Rate Loan may only be converted into a Revolving Credit Loan bearing interest as a Base Rate Loan on the expiration date of the Interest Period applicable thereto.

        The Borrowers shall deliver a Notice of Conversion/Continuation to the Administrative Bank no later than 11:00 A.M. (Louisville, Kentucky time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/ Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Revolving Credit Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or continuation of, a Euro-Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Euro-Rate Loan or a Base Rate Loan, that no Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrowers may give the Administrative Bank telephonic notice by the required time of any proposed conversion/continuation under this section 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Administrative Bank on or before the proposed conversion/continuation date.

        The Banks shall not incur any liability to the Borrowers in acting upon any telephonic notice referred to above that the Administrative Bank believes in good faith to have been given by a duly Authorized Officer or other Person authorized to act on behalf of the Borrowers or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Credit Loans in accordance with this Loan Agreement pursuant to any such telephonic notice, the Borrowers shall have effected a conversion or continuation, as the case may be, hereunder.

        Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Euro-Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

               E. Post-Maturity Interest. Any principal payments on the Revolving Credit Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Revolving Credit Loans or any fees or other amounts owed by the Borrowers hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate equal to the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Banks.

               F. Computation of Interest. Interest on the Euro-Rate Loans shall be computed on the basis of a 360-day year, and interest on the Base Rate Loans shall be computed on the basis of an actual 365 or 366-day year, as applicable, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Credit Loan, the date of the making of such Revolving Credit Loan or the first day of an Interest Period applicable to such Revolving Credit Loan, as the case may be, shall be included, and the date of payment of such Revolving Credit Loan or the expiration date of an Interest Period applicable to such Revolving Credit Loan or, with respect to a Revolving Credit Loan being converted to a Euro-Rate Loan or Base Rate Loan, the date of conversion of such Revolving Credit Loan to such Euro-Rate Loan or Base Rate Loan shall be excluded; provided that if a Revolving Credit Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Credit Loan.

               G. Limitation on Euro-Rate Loan Tranches. At no time shall the number of Euro-Rate Loans outstanding at any time outstanding exceed seven (7).

        2.3 Fees.

               A. Closing Fees and Expenses. The Borrowers agree to pay to the Administrative Bank on the Closing Date, for the benefit of the Banks, Closing Fees in the total amount set forth in Section III of Schedule 2.3A hereto. Upon receipt of such moneys, the Administrative Bank shall remit the Closing Fees set forth in Sections I and II of Schedule 2.3A to the Banks. The Borrowers shall have no liability to any Bank for any Closing Fees paid to the Administrative Bank which the Administrative Bank does not properly remit to such Bank pursuant to Sections I and II of Schedule 2.3A, and such Bank's sole remedy in respect thereof shall be against the Administrative Bank. Pursuant to this Section 2.3A and Section 15.10 hereof, the Borrowers also agree to pay to the Administrative Bank on the Closing Date the reasonable fees and expenses of the Administrative Bank's counsel in negotiating, drafting and closing this Loan Agreement and related documents.

               B. Commitment Fee.

                      (i) The Borrowers agree to pay to the Administrative Bank, for the benefit of the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares, commitment fees (the "Revolving Credit Facility Commitment Fees") for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date, equal to the average of the daily excess of the Revolving Loan Commitments (as they may be reduced pursuant to Section 2.4C hereof) over the aggregate outstanding principal amount of Revolving Credit Loans and the Letter of Credit Usage multiplied by the Applicable Commitment Fee Percentage set forth below; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the Applicable Commitment Fee Percentage in effect for the Pricing Period commencing on such Date of

Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable Commitment Fee Percentage corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                      Pricing Level         Applicable Commitment Fee Percentage
                      -------------         ------------------------------------
                        Level I                           0.25%
                        Level II                          0.25%
                        Level III                         0.30%
                        Level IV                          0.30%
                        Level V                           0.30%

Provided, further, that, in the case of PNC only, the calculation of the Revolving Credit Facility Commitment Fee shall be adjusted to add the aggregate outstanding principal amount of Swing Line Loans to the aggregate outstanding principal amount of Revolving Credit Loans and the Letter of Credit Usage allocable to PNC, before the calculation of the Revolving Credit Facility Commitment Fee payable to PNC is performed.

The Revolving Credit Facility Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date. The Borrowers shall have no liability to the Banks for any Revolving Credit Facility Commitment Fees paid to the Administrative Bank which the Administrative Bank does not properly remit to such Bank, and such Bank's sole remedy in respect thereof shall be against the Administrative Bank.

                      (ii) Notwithstanding that the Pricing Level Calculation Date of the Applicable Pricing Level for a Pricing Period occurs after the relevant Date of Determination, upon the actual calculation of the applicable Pricing Level for such Pricing Period, adjustments to the Applicable Commitment Fee Percentage and the amount of the Revolving Credit Facility Commitment Fees, as applicable, shall be made to reflect retroactive application of the applicable Pricing Level to the first day of such Pricing Period. Notwithstanding anything in the foregoing to the contrary, if any Compliance Certificate delivered by the Borrowers demonstrating the appropriate Pricing Level shall prove to be incorrect (as determined by reference to a subsequent Compliance Certificate or subsequent publicly filed financial statements of the Borrowers or otherwise), such Compliance Certificate shall no longer be in effect, and the Administrative Bank shall notify the Borrowers of such incorrectness and shall calculate the difference between the amount of the Revolving Credit Facility Commitment Fees actually paid by the Borrowers on the basis of such incorrect Compliance Certificate and the amount of Revolving Credit Facility Commitment Fees which would have been due had such incorrect Compliance Certificate not been delivered. The Administrative Bank shall notify the Borrowers of the amount of such difference, if any, in a statement setting forth the method of calculation of such amount (which calculation, in the absence of demonstrable error, shall be deemed correct) and the Borrowers shall pay such amount to the Administrative Bank for the benefit of the Banks within three (3) Business Days of such notice.

               C. Other Fees. The Borrowers agree to pay to the Administrative Bank such fees for serving as the Administrative Bank hereunder in the amounts and at the times agreed to in writing between the Borrowers and the Administrative Bank.

        2.4 Prepayments and Payments; Reductions in Revolving Loan Commitments.

               A. Voluntary Prepayments. The Borrowers may, upon not less than one (1) Business Day prior written or telephonic notice confirmed in writing to the Administrative Bank, at any time and from time to time, prepay any Revolving Credit Loans (other than Swing Line Loans) in whole or in part in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of Twenty Five Thousand Dollars ($25,000.00) in excess of that amount; provided however that in the event that the Borrowers prepay a Euro-Rate Loan pursuant to this Section 2.4B on a date that is other than the expiration date of the Interest Period applicable thereto, the Borrowers shall compensate the Banks in accordance with the provisions of Section 2.6D hereof. If the Borrowers have given notice of prepayment as afore-said, the principal amount of the Revolving Credit Loans specified in such notice shall become due and payable on the prepayment date specified therein. All prepayments of principal of the Revolving Credit Loans shall be accompanied by the payment of accrued interest on the principal amount being prepaid and shall be applied to the payment of interest before application to principal. All prepayments of the Revolving Credit Loans shall be applied first to Base Rate Loans to the full extent thereof and then shall be applied to Euro-Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.6D hereof.

               B. General Provisions Regarding Payments.

                      (i) Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Revolving Credit Notes by the Borrowers shall be made without defense, setoff and counterclaim and in same day funds and delivered to the Administrative Bank not later than 11:00 A.M. (Louisville, Kentucky time) on the date due at its office located in Louisville, Kentucky; funds received by the Administrative Bank after that time shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

                      (ii) Payments on Business Days. Whenever any payment to be made hereunder or under the Revolving Credit Notes shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such month, in which case payment shall be made on the next preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder or under the Revolving Credit Notes or of the Revolving Credit Facility Commitment Fees, as the case may be.

               C. Voluntary Reduction of Revolving Loan Commitments. The Borrowers shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments. The Borrowers shall give not less than five (5) Business Days' prior written notice to the Administrative Bank designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Revolving Loan Commitments. Such termination or partial reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrowers' notice and shall reduce the Revolving Loan Commitment of each Bank in proportion to its Revolving Credit Facility Pro Rata Share. Any such partial reduction of the Revolving Loan Commitments shall be in a minimum amount of One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount.

        2.5 Use of Proceeds.

               A. Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrowers to fund their working capital needs, to pay off an existing term loan and to fund the purchase price of acquisitions of and investments in businesses which are described in Section 8.5 hereof and all businesses incidental to or related to the foregoing businesses of the Borrowers therein described.

               B. Margin Regulations. No portion of the proceeds of any Revolving Credit Loans under this Loan Agreement shall be used by the Borrowers in any manner which might cause the making of the Revolving Credit Loans or the application of the proceeds thereof to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the securities and Exchange Act of 1934, in each case as in effect on the date or dates of the making of any such Revolving Credit Loan and such use of the proceeds thereof. If requested by the Banks, the Borrowers shall execute and deliver to the Banks a completed Federal Reserve Form U-1.

        2.6 Special Provisions Governing Euro-Rate Loans. Notwithstanding any other provision of this Loan Agreement to the contrary, the following provisions shall govern with respect to Euro-Rate Loans as to the matters covered:

               A. Determination of Euro-Rate. As soon as practicable after 10:00 A.M. Louisville, Kentucky time on each Interest Rate Determination Date applicable to the particular Euro-Rate Loan, the Administrative Bank shall furnish to the Borrowers a quote of the Euro-Rate to apply to the particular Euro-Rate Loan. The Administrative Bank will in addition confirm to the Borrowers in writing the actual Euro-Rate prior to the funding of the particular Euro-Rate Loan, and the determination of each Euro-Rate by the Administrative Bank, provided that the Administrative Bank shall have determined the Euro-Rate in good faith, shall be final, conclusive and binding upon both the Borrowers and the Banks in the absence of manifest or demonstrable error and shall apply to the particular Euro-Rate Loan for the applicable Interest Period.

               B. Inability to Determine Euro-Rate. In the event that the Administrative Bank shall have determined in good faith (which determination shall be final and conclusive and binding upon the Borrowers), on any Interest Rate Determination Date or Funding Date with respect to any Euro-Rate Loans, that by reason of circumstances occurring after the date of this Loan Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Euro-Rate Loans on the basis provided for in the definition of Euro-Rate, the Administrative Bank shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and the Banks of such determination, whereupon (i) no Revolving Credit Loans may be made as, or converted to, Euro-Rate Loans until such time as the Administrative Bank notifies the Borrowers and the Banks that the circumstances giving rise to such notice no longer exist; (ii) any Request for Revolving Credit Loan or Notice of Conversion/Continuation given by the Borrowers with respect to the Revolving Credit Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers, and (iii) any Request for Revolving Credit Loan or Notice of Conversion/Continuation given by the Borrowers with respect to the Revolving Credit Loans in respect of which such determination was made shall be deemed to be a request to make Base Rate Loans.

               C. Illegality or Impracticability of Euro-Rate Loans. In the event that on any date any Bank shall have determined in good faith (which determination shall be final and conclusive and binding upon the parties hereto but shall be made only after consultation with the Borrowers) that the making, maintaining or continuation of its Euro-Rate Loans (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Bank material hardship, as a result of contingencies occurring after the date of this Loan Agreement which materially and adversely affect the London interbank market or the position of such Bank in that market, then such Bank shall on that day give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and the other Bank of such determination. Thereafter, (a) the obligation of the Banks to make Revolving Credit Loans as, or to convert Revolving Credit Loans to, Euro-Rate Loans shall be suspended until such notice shall be withdrawn by the particular Bank, (b) to the extent such determination by the particular Bank relates to a Euro-Rate Loan then being requested by the Borrowers pursuant to a Request for Revolving Credit Loan or Notice of Conversion/Continuation, the Banks shall make such Euro-Rate Loan as (or convert such Euro-Rate Loan to, as the case may be) a Base Rate Loan, and (c) the Banks' obligation to maintain their outstanding Euro-Rate Loans, as the case may be (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Periods then in effect with respect to the Affected Loans or when required by law, and the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.

               D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate the Banks, upon written request by the Banks (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by the Banks to lenders of funds borrowed by them to make or carry the Euro-Rate Loans and any reasonable loss, expense or liability sustained by the Banks in connection with the liquidation or re-employment of such funds) which the Banks may sustain: (i) if for any reason (other than a default by the Banks or the conversion of the Borrowers' Request for Revolving Credit Loan or Notice of Conversion/ Continuation from a request to make Euro-Rate Loans into a request to make Base Rate Loans pursuant to Sections 2.6B or 2.6C hereof) a borrowing of any Euro-Rate Loan does not occur on a date specified therefor in a Request for Revolving Credit Loan or Notice of Conversion/Continuation or a telephonic request for borrowing, or a conversion to or continuation of any Euro-Rate Loan does not occur on a date specified therefor in a Request for Revolving Credit Loan or Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of the Euro-Rate Loans occurs on a date that is not the last day of the Interest Period applicable to that Euro-Rate Loan, (iii) if any prepayment of any of the Euro-Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or (iv) as a consequence of any other default by the Borrowers to repay the Euro-Rate Loans when required by the terms of this Loan Agreement. The Banks shall deliver to the Borrowers a certificate setting forth the calculation of the compensation claimed to be due to the Banks within thirty
(30) days after the occurrence of the event giving rise to such claim for compensation, which calculations shall be binding upon the Borrowers in the absence of manifest or demonstrable error.

               E. Booking of Euro-Rate Loans. Each Bank may make, carry or transfer its Revolving Credit Facility Pro Rata Share of Euro-Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Bank; provided however that if any transfer of a Bank's Revolving Credit Pro Rata Share of Euro-Rate Loans from the office where such Bank's Revolving Credit Facility Pro Rata Share of Euro-Rate Loans originated shall materially and unreasonably increase the cost to the Borrowers of such Euro-Rate Loans, such transfer may occur only if required (i) by the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) to comply with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not such guideline or request shall have the force of law).

               F. Assumptions Concerning Funding of Euro-Rate Loans. The calculation of all amounts payable to the Banks under this Section 2.6 and under
Section 4.1 hereof shall be made as though each Bank had actually funded each Euro-Rate Loan through the purchase of a deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Euro-Rate in an amount equal to such Bank's Revolving Credit Facility Pro Rata Share of the amount of such Euro-Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America; provided however that each Bank may fund its Revolving Credit Facility Pro Rata Share of the Euro-Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under Section 4.1 hereof.

               G. Euro-Rate Loans After Event of Default. After the occurrence and during the continuation of an Event of Default, (i) the Borrowers may not elect to have a Revolving Credit Loan made or maintained as, or converted to, a Euro-Rate Loan after the expiration of any Interest Period then in effect for that Revolving Credit Loan, (ii) subject to the provisions of Section 2.6E hereof, any Request for Revolving Credit Loan or Notice of Conversion/ Continuation given by the Borrowers with respect to a requested borrowing or conversion/ continuation, as applicable, that has not yet occurred shall be deemed to be rescinded by the Borrowers, and (iii) all Euro-Rate Loans shall thereupon bear interest at the Default Rate until the Event of Default is cured or the Revolving Credit Loans are respectfully paid in full to the Banks and the Revolving Loan Commitments have expired or have been terminated by the Borrowers or the Banks.

        2.7 Letters of Credit.

               A. Letters of Credit. Subject to the terms and conditions of this Loan Agreement and in reliance upon the representations and warranties of the Borrowers set forth herein, the Borrowers may request, in accordance with the provisions of this Section 2.7A, that on and after the Closing Date, PNC issue Letters of Credit for the account of the Borrowers denominated in Dollars. Issuances of Letters of Credit shall be subject to the following limitations:

                      (i) The Borrowers may not request that PNC issue any Letter of Credit if, after giving effect to such issuance, (y) the total Letter of Credit Usage would exceed Ten Million Dollars ($10,000,000.00), or (z) the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments, as the amount available under such Revolving Loan Commitments may be reduced from time to time pursuant to Section 2.4C hereof.

                      (ii) In no event shall PNC issue, reissue, amend or permit the extension of: (y) any Letter of Credit having an expiration date later than the Revolving Loan Commitment Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or otherwise) thereof; or (z) subject to the foregoing clause (y), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause (y), this clause (z) shall not prevent PNC from agreeing that a Letter of Credit will automatically be extended annually for one or more periods each not to exceed one year if PNC does not cancel such extension, subject to the Banks extending the Revolving Loan Commitment Termination Date.

        It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section 2.7 that each condition set forth in Sections 5.1 and 5.2A and B of this Loan Agreement shall have been satisfied.

        Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from PNC a participation in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Revolving Credit Facility Pro

Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

        Each Letter of Credit shall provide that it shall be subject to the Uniform Customs and Practice of Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No. 500, or any successor thereto. Each Letter of Credit may provide that PNC may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Revolving Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to PNC for distribution to the Banks (or, if all Obligations shall have been indefeasibly paid in full, to the Borrowers) if no payment to the beneficiary has been made and thirty (30) days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by PNC as provided in this paragraph shall be treated for all purposes of this Loan Agreement as a drawing duly honored by PNC under the related Letter of Credit.

               B. Notice of Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, Res-Care, as agent for such Borrower, shall deliver to PNC an Application and Agreement for Letter of Credit in the form of Exhibit C annexed hereto no later than 10:00 A.M. (Louisville, Kentucky time) at least ten
(10) Business Days, or in each case such shorter period as may be agreed to by PNC in any particular instance, in advance of the proposed date of issuance. The Application and Agreement for Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day under the laws of the Commonwealth of Kentucky), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) a summary of the purpose and contemplated terms of the Letter of Credit. Prior to the date of issuance of any Letter of Credit, Res-Care shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary under such Letter of Credit which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require PNC to make payment under the Letter of Credit; provided that PNC, in its sole reasonable judgment, may require changes in any such documents and certificates; provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the Commonwealth of Kentucky) that such draft is presented if such presentation is made after 11:00 A.M. (Louisville, Kentucky time) on such Business Day. In determining whether to pay under any Letter of Credit, PNC shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit; provided, further, nothing contained in this Section 2.7B shall be deemed to prejudice the right of the Borrowers to recover from PNC in respect of any amounts paid by PNC under any Letter of Credit in the event that it is determined by a court of competent jurisdiction that the payment with respect to such Letter of Credit by PNC constituted gross negligence or willful misconduct on the part of PNC.

               C. Delivery of Copies of Letters of Credit and Letter of Credit Amendments. PNC shall, promptly after the issuance of each Letter of Credit, or any amendment or cancellation thereto, furnish to the Banks a copy of such Letter of Credit or of such amendment or cancellation, as the case may be, together with, in the case of the issuance of any Letter of Credit, the amount of its risk participation therein, which shall be such Bank's Revolving Credit Facility Pro Rata Share of the stated amount of such Letter of Credit.

               D. Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit by the beneficiary thereof, PNC shall promptly notify the Borrowers and the Banks of such drawing, and the Borrowers shall reimburse PNC on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. The Borrowers shall have the right to obtain a Revolving Credit Loan (subject to the limitations set forth in Section 2.lA hereof and in the absence of any Event of Default hereunder) in an amount sufficient to repay in full any such drawing honored by PNC under a Letter of Credit.

               E. Payment by Banks with Respect to Letters of Credit. In the event that the Borrowers shall fail to reimburse PNC as provided in Section 2.7D hereof in an amount equal to the amount of any drawing honored by PNC under a Letter of Credit issued by PNC, PNC shall promptly notify each of the other Banks of the unreimbursed amount of such drawing and of each Bank's participation therein, which participation shall be equal to such Bank's Revolving Credit Facility Pro Rata Share of the unreimbursed amount of such drawing. Each Bank shall make available to PNC an amount equal to its participation in same day funds, at the offices of PNC located at 500 West Jefferson Street, Louisville, Kentucky not later than 1:00 P.M. (Louisville, Kentucky time) on the Business Day (under the laws of Commonwealth of Kentucky) after the date notified by PNC, and each such amount so made available by each Bank will be deemed a Revolving Credit Loan made by such Bank to the Borrowers under this Loan Agreement as of the date such amount is so made available to PNC. In the event that any Bank fails to make available to PNC the amount of such Bank's participation in such Letter of Credit as provided in this Section 2.7E, PNC shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by PNC for the correction of errors among banks for three Business Days and thereafter at the Federal Funds Effective Rate. Nothing in this Section 2.7 shall be deemed to prejudice the right of any Bank to recover from PNC any amounts made available by such Bank to PNC pursuant to this Section 2.7E in the event that it is determined by a court of competent jurisdiction that the payment made by PNC with respect to a Letter of Credit in respect of which reimbursement was made by such Bank constituted gross negligence or willful misconduct on the part of PNC. PNC shall distribute to the each other Bank, to the extent that it has paid all amounts payable by it under this Section 2.7E with respect to any Letter of Credit issued by PNC, such Bank's Revolving Credit Facility Pro Rata Share of all payments received by PNC from the Borrowers in reimbursement drawings honored by PNC under such Letter of Credit, as the case may be, when such payments are received. Notwithstanding anything to the contrary herein, each Bank shall have a direct to reimbursement of such amounts from the Borrowers, subject to the procedures for reimbursing such Bank set forth in this Section 2.7.

               F. Compensation. The Borrowers agree to pay, without duplication, the following amounts to PNC with respect to each such Letter of Credit issued by PNC for the account of the Borrowers:

                      (i) With respect to each Letter of Credit, a letter of credit fee (the "Letter of Credit Fee") payable to PNC for the account of the Banks (and to be shared by the Banks pro rata in accordance with their respective Revolving Credit Facility Pro Rata Shares) equal to the Applicable Letter of Credit Percentage multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the applicable Letter of Credit Percentage in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable Letter of Credit Percentage corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                      Pricing Level       Applicable Letter of Credit Percentage
                      -------------       --------------------------------------

                        Level I                           0.75%
                        Level II                          1.00%
                        Level III                         1.25%
                        Level IV                          1.50%
                        Level V                           1.75%

The Letter of Credit Fee, as based on the Applicable Letter of Credit Percentage, shall be payable quarterly in advance beginning on the date of issuance of such Letter of Credit and quarterly in advance beginning on the date, if such should occur, of each renewal or extension of such Letter of Credit;

                      (ii) with respect to drawings made under any Letter of Credit, interest, payable in immediately available funds to PNC on demand, on the amount paid by PNC in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrowers at a variable rate equal to the Prime Rate;

                      (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges payable to PNC in accordance with PNC's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be;

                      (iv) promptly upon receipt by PNC of the amount described in subdivisions (ii) and (iii) of this Section 2.7F, PNC shall distribute to each Bank its Pro Rata Share of such amount.

                      (v) With respect to each Letter of Credit, a letter of credit fronting fee (the "Letter of Credit Fronting Fee") payable to PNC for its own account, in the amount of one eighth of one percent (0.125%) multiplied by the aggregate face amount of Letters of Credit outstanding during a Fiscal Quarter, payable quarterly in advance.

                      (vi) The Letters of Credit issued under the Old Loan Agreement and outstanding as of the Closing Date are deemed to be issued and outstanding under this Loan Agreement. To the extent that fees have been paid with respect to such Letters of Credit, no fees shall be due under this Section 2.7F for such Letters of Credit until the date on which fees would otherwise be due for such Letters of Credit.

               G. Obligations Absolute; Indemnification, Nature of PNC's Duties. Subject to the right of the Borrowers and the Banks to seek damages in the event that a court of competent jurisdiction determines that PNC acted in bad faith and/or committed gross negligence or willful misconduct in honoring any draft presented under any Letter of Credit issued by PNC, the obligation of the Borrowers to reimburse PNC for drawings made under such Letter of Credit and the obligation of the Banks under Section 2.7E hereof to reimburse PNC in accordance with their Pro Rata Shares for drawings made under such Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Loan Agreement under all circumstances including, without limitation, the following circumstances:

                      (i) any lack of validity or enforceability of such Letter of Credit;

                      (ii) the existence of any claim, set-off, defense or other right which the Borrowers may have at any time against a beneficiary or any transferee of such Letter of Credit (or any Persons for whom any such transferee may be acting), the Administrative Bank, any Bank or any other Person, whether in connection with this Loan Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers and the beneficiary for which such Letter of Credit was procured);

                      (iii) any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                      (iv) payment by PNC under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                      (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

                      (vi) the fact that an Event of Default or a Potential Event of Default under this Loan Agreement shall have occurred and be continuing.

        In addition to amounts payable as elsewhere provided in this Section 2, the Borrower hereby agrees to protect, indemnify, pay and save PNC harmless from and against any all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees but excluding allocated costs of internal counsel), which PNC may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of bad faith, gross negligence or wilful misconduct of PNC as determined by a court of competent jurisdiction, or (ii) the failure of PNC to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

        As between the Borrower and PNC, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by PNC for the account of the Borrowers by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, PNC shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of PNC, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future government agency or authority. None of the above shall affect, impair, or prevent the vesting of any of PNC's rights or powers hereunder; provided however, that PNC shall be responsible for any payment PNC makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes bad faith, gross negligence or willful misconduct of PNC as determined by a court of competent jurisdiction.

        In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by PNC under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put PNC under any resulting liability to the Borrowers or the Banks.

        Notwithstanding anything to the contrary contained in this Section 2.7, the Borrowers shall have no obligation to indemnify PNC in respect of any liability incurred by PNC arising out of the bad faith, gross negligence or willful misconduct of PNC, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by PNC of proper demand for payment made under the Letters of Credit issued by it.

               H. Computation of Interest. Interest payable pursuant to this
Section 2.7 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

               I. Amendments. The Borrowers may request that PNC enter into one or more amendments of any Letter of Credit issued by PNC for the account of the Borrowers by delivering to PNC an Application and Agreement For Letter of Credit specifying (i) the proposed date of the amendment, and (ii) the requested amendment. PNC shall be entitled to enter into amendments with respect to the Letters of Credit issued by it; provided however that any such amendment extending the expiry date, changing the Letter of Credit Fee, or increasing the stated amount of any Letter of Credit shall only be permitted if PNC would be permitted to issue a new Letter of Credit having such an expiry date, different Letter of Credit Fee, or stated amount under this Section 2.7 on the date of the amendment.

               J. Additional Payments. If by reason of (i) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by PNC with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

         (a) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by PNC; or

         (b) there shall be imposed on PNC any other condition regarding this
        Section 2.7 or any Letter of Credit;

and the result of the foregoing is to directly or indirectly increase the cost to PNC of issuing, making or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by PNC (other than an increase in cost or reduction in amounts receivable as consequence of any Tax, which shall be governed by the provisions of Section 4 hereof), then and in any such case PNC may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrowers, and the Borrowers shall pay on demand such amounts as PNC may specify to be necessary to compensate PNC for such additional cost or reduced receipt, together with interest on such amount from ten (10) days after the date of such demand until payment in full thereof at a rate equal at all times to the Prime Rate. The determination by PNC of any amount due pursuant to this Section 2.7J as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on the Borrowers.

                                    SECTION 3
                           SWING LINE CREDIT FACILITY

        Subject to the terms and conditions of this Loan Agreement, PNC hereby agrees to make Swing Line Loans to the Borrowers under the Swing Line Credit Facility.

        3.1 Swing Line Credit Facility. From the date hereof throughout the Swing Line Commitment Period, and subject to the terms, conditions and other provisions of this Agreement, PNC agrees to make Swing Line Loans to the Borrowers from time to time in a total amount not exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in amounts of Twenty Five Thousand Dollars ($25,000) and integral multiples of Five Thousand Dollars ($5,000) in excess thereof. The Swing Line Credit Facility is established for the administrative convenience of the Borrowers, PNC and the Banks. During the Swing Line Commitment Period the Borrowers may borrow and repay advances under the Swing Line Credit Facility in whole or in part, and reborrowing all in accordance with the terms, conditions and other provisions of this Agreement. The making of each Swing Line Loan shall be subject to the further provisions of this Section 3.1, and shall be subject to all of the conditions of lending stated in Section 5.2 being fulfilled at the time of each Swing Line Loan, and provided further that each Swing Line Loan shall be on the terms and subject to the conditions hereinafter stated.

               A. Interest. Swing Line Loans shall bear interest (calculated on the basis that an entire year's interest is earned in 365 or 366 days as the case may be) from the date of each such Swing Line Loan until repaid at an annual rate equal to the Offered Rate. After maturity, whether by acceleration or scheduled maturity, until paid in full, or when and so long as there shall exist any uncured Default, Swing Line Loans shall bear interest at the applicable Default Rate. Interest shall be due and payable to PNC at the end of each calendar quarter following receipt of a statement from PNC, and on the Swing Line Commitment Termination Date.

               B. Principal. The Borrowers shall pay all principal of Swing Line Loans on the Swing Line Commitment Termination Date.

               C. Swing Line Note. The obligations of the Borrowers to repay Swing Line Loans shall be evidenced by a promissory note (the "Swing Line Note") substantially in the form of Exhibit "C" attached hereto.

               D. Conditions for Swing Line Loans. So long as no Event of Default or Default shall have occurred and be continuing, during the Swing Line Commitment Period, the Borrowers may borrow, repay and reborrow under the Swing Line Credit Facility on any Business Day, subject to the terms, conditions and other provisions of this Agreement. The making of Swing Line Loans will be conditioned upon receipt by PNC from the Borrowers of a Request for Swing Line Loan by 12:00 noon Louisville, Kentucky, time on the Business Day of the requested Swing Line Loan. Notwithstanding the foregoing, PNC may, in its sole discretion, accept an oral or written request made on behalf of the Borrowers by an Authorized Officer by telephone, telex, facsimile or some other form of written electronic communication, in which case PNC shall be entitled to rely on any such oral or written request received by PNC in good faith from anyone reasonably believed by PNC to be an Authorized Officer. The Borrowers shall promptly confirm any such communication by delivery of a Request for Swing Line Loan upon request of PNC. Disbursements of, and payments of principal with respect to Swing Line Loans may be evidenced by notations of PNC or its electronic data processing equipment. The aggregate amount of all disbursements of Swing Line Loans made and shown on PNC's electronic data processing equipment, over all of the payments of principal made by the Borrowers and recorded on PNC's electronic data processing equipment shall be prima facie evidence of the outstanding principal balance due under the Swing Line Note.

               E. General Provisions Regarding Payments.

                      (i) Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Swing Line Note by the Borrowers shall be made without defense, setoff and counterclaim and in same day funds and delivered to PNC not later than 11:00 A.M. (Louisville, Kentucky time) on the due date therefor at its office located in Louisville, Kentucky; funds received by PNC after that time shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

                      (ii) Payments on Business Days. Whenever any payment to be made hereunder or under the Swing Line Credit Facility shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such month, in which case payment shall be made on the next preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder or under the Swing Line Note.

               F. Voluntary Reduction of Swing Line Loan Commitment. The Borrowers shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Swing Line Loan Commitment. The Borrowers shall give not less than five (5) Business Days' prior written notice to PNC designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Swing Line Loan Commitment. Such termination or partial reduction of the Swing Line Loan Commitment shall be effective on the date specified in the Borrowers' notice. Any such partial reduction of the Swing Line Loan Commitment shall be in a minimum amount of One Million Dollars ($1,000,000.00).

               G. Other Banks. Swing Line Loans will be made by PNC, in its individual capacity. Upon a request to reduce the principal amount outstanding Swing Line Loans from the Administrative Bank, the Banks shall make advances based on their Revolving Credit Facility Pro Rate Shares in amounts sufficient to effect the requested reduction in Swing Line Loans.

               H. Limitation. The Borrowers may not request that PNC make any Swing Line Loan if, after making such Swing Line Loan, (y) the total aggregate principal amount of outstanding Swing Line Loans would exceed Seven Million Five Hundred Thousand Dollars

($7,500,000.00), or (z) the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments, as the amount available under such Revolving Loan Commitments may be reduced from time to time pursuant to Section 2.4C hereof.

        3.2 Use of Proceeds.

               A. Swing Line Loans. The principal of the Swing Line Loans shall be used by Borrowers for any lawful corporate purposes.

               B. Margin Regulations. No portion of the principal of the Swing Line Loans shall be used by the Borrowers in any manner which might cause the making of the Swing Line Loan or the application of the proceeds thereof to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities and Exchange Act of 1934, in each case as in effect on the date or dates of each Swing Line Loan. If requested by PNC, the Borrowers shall execute and deliver to PNC a completed Federal Reserve Form U-1.


                                    SECTION 4
                    INCREASED COSTS; TAXES; CAPITAL ADEQUACY

        4.1 Compensation for Increased Costs and Taxes. In the event that the Banks shall determine in good faith (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon both the Borrowers and the Banks) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by the Banks with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority, and which has the force of law and first becomes effective after the Closing Date:

                      (i) subjects any Bank (or its applicable lending office) to any additional Covered Tax with respect to this Loan Agreement or any of the Revolving Credit Loans or (in the case of PNC) the Swing Line Loans or any of its other obligations hereunder, or changes the basis of taxation of payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (but not changes in Excluded Taxes);

                      (ii) imposes, modifies or holds applicable any additional reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any Bank (or its applicable lending office) (other than any such reserve or other requirements with respect to Euro-Rate Loans that are reflected in the definition of Euro-Rate); or

                      (iii) imposes any other condition on or affecting any Bank (or its applicable lending office) or its obligations hereunder or the London interbank market, other than with respect to Taxes;

and the result of any of the foregoing is to increase the cost to any Bank of agreeing to make, making or maintaining Revolving Credit Loans or (in the case of PNC) the Swing Line Loans hereunder or to reduce any amount received or receivable by any Bank (or its applicable lending office) with respect thereto, then, in any such case, the Borrowers shall promptly pay to such Bank, upon demand, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest as such Bank in its reason able discretion shall determine) as may be necessary to compensate such Bank on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Euro-Rate Loans to the extent the same bear interest by reference to the Euro-Rate. The Bank seeking reimbursement for such amounts from the Borrowers shall deliver to the Borrowers a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 4.1, which statement shall be conclusive and binding upon both parties hereto absent manifest or demonstrable error.

        4.2 Withholding of Taxes.

               A. Payments to Be Free and Clear. All sums payable by the Borrowers under this Loan Agreement and the other Loan Instruments to or for the benefit of any Bank or any Person who acquires any interest in the Revolving Credit Loans pursuant to the provisions hereof shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrowers or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

               B. Grossing-up of Payments. If the Borrowers or any other Person is required by law to make any deduction or withholding on account of any Covered Tax from any sum paid or payable by the Borrowers to any Bank under any of the Loan Instruments:

                      (i) The Borrowers shall notify such Bank of any such requirement or any change in any such requirement as soon as the Borrowers becomes aware of it;

                      (ii) The Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrowers) for their own account or (if that liability is imposed on such Bank) on behalf of and in the name of such Bank;

                      (iii) The sum payable by the Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Bank receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

                      (iv) Within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required to pay by clause (ii) above, the Borrowers shall deliver to such Bank evidence satisfactory to such Bank of such deduction, withholding or payment and of the remit thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Bank under clause (iii) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Loan Agreement in respect of payments to such Bank.

               C. Tax Refund. If the Borrowers determine in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Bank or Tax Transferee, as applicable, shall cooperate with the Borrowers in challenging such Tax at the Borrowers' expense if requested by the Borrowers (it being understood and agreed that no Bank shall have any obligation to contest, or any responsibility for contesting, any Tax). If any Tax Transferee or any Bank, as applicable, receives a refund (whether by way of a direct payment or by offset of any Covered Tax for which a payment has been made pursuant to this Section 4) the amount of such refund (together with any interest received thereon) shall be paid to the Borrowers to the extent payment has been made in full pursuant to this Section 4.

        4.3 Capital Adequacy Adjustment. If any Bank shall have determined in good faith that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy of any such governmental authority, central bank or comparable agency, and which has the force of law and first becomes effective after the Closing Date, has or will have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank's Revolving Credit Loans or Revolving Loan Commitment or other obligations hereunder to a level below that which such Bank or such controlling corporation would have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after demand by such Bank, the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after-tax basis for such reduction as and when incurred. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 4.3, will give prompt written notice thereof to the Borrowers, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrowers' obligations to pay additional amounts under this Section 4.3.

        4.4 Banks' Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering the Revolving Credit Loans under this Loan Agreement becomes aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under Section 2.6 or Section 4 hereof, it will, to the extent not inconsistent with its internal policies, use reasonable efforts (i) to make, fund or maintain its Revolving Credit Loans through another lending office of such Bank, or (ii) take such other reasonable measures if as a result thereof the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 2.6 or Section 4 hereof would be materially reduced and if, as determined by such Bank in its sole discretion, the making, funding or maintaining of such Revolving Credit Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Credit Loans or the interests of such Bank; provided that such Bank will not be obligated to utilize such other lending office pursuant to this Section 4.4 unless the Borrowers agree to pay all expenses incurred by such Bank in utilizing such other lending office. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 4.4 (setting forth in reasonable detail the basis for requesting such amount) submitted by any Bank to the Borrowers shall be conclusive absent manifest or demonstrable error.

                                    SECTION 5
                               CLOSING CONDITIONS

        The establishment of the Revolving Credit Facility by the Banks in favor of the Borrowers, the obtaining of Revolving Credit Loans and/or Letters of Credit by the Borrowers thereunder, and the making of the Swing Line Loans by PNC to the Borrowers are subject to the satisfaction of all of the following conditions:

        5.1 Initial Closing Conditions. The obligation of the Banks to make the initial Revolving Credit Loan to the Borrowers and to make the Swing Line Loans to the Borrowers are subject to the condition that, in addition to the satisfaction of the conditions precedent specified in Section 5.2 hereof and, with respect to the Swing Line Loans, the conditions precedent specified in Section 3.lD hereof, as of the Closing Date, the Banks shall have received the following from the Borrowers, dated the Closing Date or such other date as shall be acceptable to the Banks:

               A. Loan Agreement. This Loan Agreement, duly executed and delivered by the Borrowers.

               B. Revolving Credit Notes. The Revolving Credit Notes, duly executed and delivered by the Borrowers.

               C. Swing Line Note. The Swing Line Note, duly executed and delivered by the Borrowers.

               D. Security Agreements. The Security Agreements, duly and respectively executed and delivered by each of the Borrowers, granting to the Banks a security interest in all of the Accounts and General Intangibles of the Borrowers.

               E. UCC-1 Financing Statements. UCC-1 financing statements, duly and respectively executed and delivered by each of the Borrowers, which, upon filing in the proper UCC filing offices, will perfect the Banks' security interest in all of the Accounts and General Intangibles of the Borrowers.

               F. Stock Pledge Agreement. The Stock Pledge Agreement, duly executed and delivered by Res-Care, together with the stock certificates evidencing all of the issued and outstanding shares of common stock of the Consolidated Subsidiaries and executed blank stock powers appended thereto.

               G. Opinion of Counsel. A written opinion of counsel on behalf of the Borrowers and the Consolidated Subsidiaries, in form and substance satisfactory to the Banks.

               H. Certificate of Secretary of Res-Care. A Certificate of the Secretary or Assistant Secretary of Res-Care (i) certifying as to the authenticity, completeness and accuracy of, and attaching copies of, (a) the Articles of Incorporation and By-Laws of Res-Care, and (b) Resolutions of the Board of Directors of Res-Care authorizing Res-Care's execution, delivery and performance of the Loan Instruments to which Res-Care is a party, and (ii) certifying the names and true signatures of the officers of Res-Care authorized to execute and deliver the Loan Instruments to which Res-Care is party, on behalf of Res-Care.

               I. Certificate of Secretary of Each Consolidated Subsidiary. A Certificate of the Secretary or Assistant Secretary of each Consolidated Subsidiary (i) certifying as to the authenticity, completeness and accuracy of, and attaching copies of, (a) the Articles of Incorporation and By-Laws of such Consolidated Subsidiary, and (b) Resolutions of the Board of Directors of such Consolidated Subsidiary authorizing the execution, delivery and performance of the Loan Instruments to which the Consolidated Subsidiary is a party by such

Consolidated Subsidiary, and (ii) certifying the names and true signatures of the officers of such Consolidated Subsidiary authorized to execute and deliver the Loan Instruments to which such Consolidated Subsidiary is a party on behalf of such Consolidated Subsidiary.

               J. Compliance Certificate. A Compliance Certificate in the form of Exhibit G hereto, completed by Res-Care, on behalf of itself and the other Borrowers, and executed by the President or Financial Officer of Res-Care, for itself and as agent for the other the Borrowers, certifying as to the accuracy of the representations and warranties of the Borrowers set forth in this Loan Agreement as of the date hereof.

               K. Other Documents. Such other documents as the Banks may reasonably request.

        5.2 Conditions to All Revolving Credit Loans, Letters of Credit and Swing Line Loans. The obligation of the Banks to make each Revolving Credit Loan on each Funding Date and to issue, through PNC, each Letter of Credit, and the obligation of PNC to make each Swing Line Loan pursuant to the Swing Line Credit Facility, is in each case subject to the following additional conditions precedent:

               A. Request for Revolving Credit Loan. The Administrative Bank shall have received with respect to each Revolving Credit Loan, in accordance with the provisions of Section 2.lC of this Loan Agreement, an originally executed Request For Revolving Credit Loan, in each case signed by an Authorized Officer of the Borrowers.

               B. Letters of Credit. The Administrative Bank shall have received with respect to each Letter of Credit, in accordance with the provisions of
Section 2.7B of this Loan Agreement, an originally executed Application and Agreement For Letter of Credit relating to such Letter of Credit, in each case signed by an Authorized Officer of the Borrowers.

               C. Request for Swing Line Loan. PNC shall have received with respect to each Swing Line Loan, in accordance with the provisions of Section 3.1D of this Loan Agreement, an originally executed Request For Swing Line Loan, in each case signed by an Authorized Officer of the Borrowers.

               D. General Conditions. As of the Funding Date of any Revolving Credit Loan, the date of issuance or extension of the stated expiration date of any Letter of Credit, or the date of any Swing Line Loan:

                      (i) The representations and warranties contained herein shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date;

                      (ii) No event shall have occurred and be continuing or would result from the funding of the Revolving Credit Loan contemplated by such Request For Revolving

Credit Loan, the issuance or extension of the stated expiration date of such Letter of Credit contemplated by such Application and Agreement For Letter of Credit, or the funding of the Swing Line Loan contemplated by such Request for Swing Line Loan which would constitute an Event of Default;

                      (iii) The Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Loan Agreement and the other Loan Instruments provide shall be performed by it on or before such date;

                      (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Banks from making that Revolving Credit Loan or issuing, through PNC, that Letter of Credit or PNC from making such Swing Line Loan; and

                      (v) There shall not be pending or, to the knowledge of the Borrowers threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrowers, any governmental investigation pending or threatened, against or affecting the Borrowers or any property of the Borrowers, which has not been disclosed by the Borrowers pursuant to Sections 7.3 and 7.6 hereof prior to (a) the making of the last preceding Revolving Credit Loan (or, in the case of the initial Revolving Credit Loan made hereunder, prior to the execution of this Loan Agreement), (b) the issuing of the most recent Letter of Credit (or in the case of the initial Letter of Credit issued hereunder, prior to the execution of this Loan Agreement) or the most recent extension of the stated maturity date of any Letter of Credit, or (c) the making of the last Swing Line Loan (or in the case of the initial Swing Line Loan hereunder, prior to the execution of this Loan Agreement). Further, there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event, in the opinion of the Banks, could reasonably be expected to have a material adverse effect on the financial condition of the Borrowers. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of this Loan Agreement or the making of the Revolving Credit Loans, the issuing or extension of the respective stated expiration dates of the Letters of Credit, and/or the making of the Swing Line Loans hereunder.

        E. General Conditions. As of the Funding Date of any Revolving Credit Loan, the date, the date of issuance or extension of the stated expiration date of any Letter of Credit, or the date of any Swing Line Loan, the Administrative Bank shall have received such other documentation as it may reasonably request.

                                    SECTION 6
                         REPRESENTATIONS AND WARRANTIES

        The Borrowers represent and warrant to the Banks as follows, which representations and warranties shall be deemed to be continuing representations and warranties until the Revolving Credit Notes, the Swing Line Note, and the other obligations have been respectively paid in full to the Banks, the Revolving Credit Facility has been terminated by the Banks or the Borrowers, the Swing Line Credit Facility has been terminated by PNC or the Borrowers, and the Letter of Credit Subfacility has been terminated by PNC or the Borrowers, and shall survive the execution and delivery of this Loan Agreement:

        6.1 Organization, Standing, etc, of the Borrowers. Res-Care is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. The Consolidated Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Borrowers has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and proposed to be conducted, and to execute and deliver this Loan Agreement and the other Loan Instruments to which it is a party and to carry out the terms hereof and thereof. The Borrowers have delivered to the Administrative Bank a true and complete copy of their Articles of Incorporation and Certificates of Incorporation (as applicable) and By-Laws as in effect on the date hereof.

        6.2 Qualification. Schedule 6.13 hereto sets forth a list of the Consolidated Subsidiaries and locations in which those Consolidated Subsidiaries are qualified to do business. No Borrower is presently required to be qualified to transact business as a foreign corporation in any jurisdiction other than the states identified in Schedule 6.13 hereto, and except where failure to so qualify would not have a material adverse effect upon the business or operations of such Borrower.

        6.3 Use of Proceeds. The Borrowers' uses of the proceeds of the Revolving Credit Loans and the Swing Line Loans and the uses of the Letters of Credit are and will continue to be legal and proper corporate uses duly authorized by the Board of Directors of each of the Borrowers, and such uses are consistent with all applicable laws and statutes as in effect as of the date hereof.

        6.4 Intellectual Property. To the best of the Borrowers' knowledge, the Borrowers own or possess adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, franchises, consents, authorizations and service marks and rights with respect to the foregoing necessary for the conduct of their businesses as presently conducted and as proposed to be conducted, without any known conflict with the rights of others.

        6.5 Disclosure; Solvency. Neither this Loan Agreement nor any other document furnished to the Banks by or on behalf of the Borrowers in connection with the Revolving Credit Facility and/or the Swing Line Loans and/or the other Obligations taken as a whole contains any statement of any material fact which is untrue or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrowers which materially adversely affects or in the future will (so far as the Borrowers can now foresee) materially adversely affect the business, operations, affairs or condition of the Borrowers or any of their properties which has not been set forth in this Loan Agreement or in the other documents furnished to the Banks by or on behalf of the Borrowers in connection with the Revolving Credit Facility, the Swing Line Loans and the other Obligations. Res-Care and its Subsidiaries, on a consolidated basis in accordance with GAAP, are currently solvent; and neither the issuance and delivery of the Revolving Credit Notes to the Banks and the Swing Line Note to PNC, nor the obtaining of the Letters of Credit, nor the performance of the transactions contemplated hereunder or thereunder, will render Res-Care and its Subsidiaries, on a consolidated basis in accordance with GAAP, insolvent, inadequately capitalized to undertake the transactions contemplated hereunder or to undertake the businesses in which they are presently engaged or about to engage or render the any of Borrowers unable to pay their debts as they become due; the Borrowers are not contemplating either the filing of a petition by them or the commencement of a case by them under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of their property; and the Borrowers have no knowledge of any Person contemplating the filing of any such petition or commencement of any such case against the Borrowers.

        6.6 Tax Returns and Payments. To the best of the Borrowers' knowledge after due inquiry, the Borrowers have filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon their properties, assets, income and franchises, other than those not yet delinquent and those, not substantial in aggregate amount, being or about to be contested as provided in Section 7.2A hereof. The charges, accruals and reserves on the books of the Borrowers in respect of their taxes are adequate in the opinion of the Borrowers. The Borrowers know of no material unpaid assessment for additional taxes or of any basis therefor.

        6.7 Indebtedness, etc. As of the date of this Loan Agreement, and without regard to the transactions contemplated hereunder, there is no outstanding Indebtedness of the Borrowers in respect of borrowed money, capital leases or the deferred purchase price of property, existing guaranties issued by the Borrowers or existing liens and security interests encumbering the assets of the Borrowers other than as disclosed in the most recent annual and monthly financial statements of the Borrowers delivered to the Banks or on Schedule 6.7 attached hereto and made a part hereof.

        6.8 Title to Properties; Liens; Leases. The Borrowers have good and marketable title to all of their properties and assets and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance other than as described in Section 8.4 hereof. The Borrowers enjoy quiet possession under all leases to which they are party as lessee, and all of such leases are to the best knowledge of the Borrowers, after due inquiry, validly existing and in full force and effect, and, to the best knowledge of the Borrowers, after due inquiry, neither the lessor nor the Borrowers as lessee is in default under any of such leases.

        6.9 Litigation, etc. Except for items disclosed in the Res-Care Annual Report on Form 10-K for Fiscal Year 1995 and items disclosed in the Res-Care Quarterly Reports on Form 10-Q for the Fiscal Quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and items subsequently disclosed pursuant to Form 10-Ks and Form 10-Qs for periods ended after September 30, 1996, there is no action, proceeding or investigation pending or, to the best knowledge of the Borrowers, threatened (or any basis therefor known to the Borrowers) (i) which questions the validity of this Loan Agreement, the Revolving Credit Notes, the Swing Line Note, the Stock Pledge Agreement or the other Loan Instruments or any action taken or to be taken pursuant hereto or thereto, (ii) which is not fully covered by insurance other than any applicable deductible, or (iii) which might result, either in any case or in the aggregate, in any material adverse change in the businesses, operations, affairs or condition of the Borrowers or in any of their properties or assets or in any material liability on the part of the Borrowers. Except for items disclosed in the Res-Care Annual Report on Form 10-K for Fiscal Year 1995 and items disclosed in the Res-Care Quarterly Reports on Form 10-Q for the Fiscal Quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and items subsequently disclosed pursuant to Form 10-Ks and Form 10-Qs for periods ended after September 30, 1996, the Borrowers have provided the Administrative Bank with a list of all pending actions, proceedings and investigations involving (y) claims against the Borrowers seeking damages in excess of $1,000,000 in any individual case or in excess of $2,500,000 in the aggregate which is not fully covered by insurance other than any applicable deductible, and (z) claims of the Borrowers for payment, reimbursement or under contracts in excess of $1,000,000 or in excess of $2,500,000 in the aggregate.

        6.10 Authorization; Compliance With Other Instruments, etc. The execution, delivery and performance of this Loan Agreement, the Revolving Credit Notes, the Swing Line Note, and the other Loan Instruments to which the Borrowers are party have been duly authorized by all necessary corporate action on the part of the Borrowers, will not result in any violation of or be in conflict with or constitute a default under any term of the Articles of Incorporation or Certificate of Incorporation, as applicable, or By-Laws of the Borrowers or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrowers, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrowers pursuant to any such term. The Borrowers are not in violation of any term of their Articles of Incorporation or Certificate of Incorporation, as applicable, or By-Laws, or of any material term of any agreement or instrument to which they are party, or, to the Borrowers' best knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to the Borrowers. Without limiting the generality of the foregoing, to the best knowledge of the Borrowers, the Borrowers are in compliance in all material respects with all federal and state laws and all rules, regulations and administrative orders of all state and local commissions or authorities which are applicable to the Borrowers or to the operation of their businesses.

        6.11 Enforceability. This Loan Agreement, the Revolving Credit Notes, the Swing Line Note, the Stock Pledge Agreement and the other Loan Instruments to which the Borrowers are party constitute legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent the enforceability hereof and thereof may be limited by applicable laws affecting creditors, rights generally and by equitable principles.

        6.12 Governmental Consent. To the best knowledge of the Borrowers, the Borrowers are not required to obtain any order, consent, approval or authorization of, and is not required to make any declaration or filing with, any governmental authority in connection with the execution and delivery of this Loan Agreement, the Revolving Credit Notes, the Swing Line Note, the Stock Pledge Agreement or the other Loan Instruments to which the Borrowers are party.

        6.13 Consolidated Subsidiaries. All of Res-Care's Consolidated Subsidiaries as of the date of this Loan Agreement are listed on Schedule 6.13 annexed hereto.


                                    SECTION 7
                              AFFIRMATIVE COVENANTS

        The Borrowers hereby covenant and agree that until the Revolving Credit Notes and the other Obligations have been respectively paid in full to the Banks, the Swing Line Note has been paid in full to PNC, the Revolving Credit Facility has been terminated by the Banks or the Borrowers, the Swing Line Credit Facility has been terminated by PNC or the Borrowers, and the Letter of Credit Subfacility has been terminated by PNC or the Borrowers, the Borrowers will perform and observe all of the following provisions:

        7.1 Maintenance of Properties, etc. The Borrowers will, insofar as they are not prevented by causes beyond their control, maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the businesses of the Borrowers. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such types and amounts as are customarily carried under similar circumstances by such other corporations. The Banks have no basis to conclude that the Borrowers' current insurance, including their current worker compensation insurance, is deficient in any material respect.

        7.2 Money Obligations, Payment of Taxes, ERISA, etc.

               A. Governmental Obligations. The Borrowers will pay promptly as they become due and payable all taxes, assessments and other governmental charges levied upon it or their income or upon any of their properties or assets or in respect of their franchises, businesses, income or profits, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon their property before any of the same become delinquent; provided that no such tax, assessment or charge need be paid if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrowers and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor. The Borrowers will satisfy or cause to be satisfied the minimum annual funding standard within the meaning of ERISA for any employee benefit plan established or maintained by the Borrowers which is subject to ERISA, and the Borrowers will not permit any tax or penalty to be incurred by it as a result of any failure to satisfy any such minimum funding requirement or as a result of any violation of the provisions of Section 4975 of the Code, or of any regulation issued thereunder.

               B. Other Obligations. The Borrowers will pay in full all their other debts, obligations and liabilities allowed hereunder before the same become delinquent, unless the same are being contested in good faith by the Borrowers, the Borrowers have established adequate reserves for the payment of the same in accordance with GAAP, and the contesting thereof does not involve the risk of forfeiture or loss of any of the Borrowers' assets.

        7.3 Financial Statements and Reports. The Borrowers will furnish to the Administrative Bank:

               (i) As soon as reasonably possible, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrowers, the audited consolidating and consolidated balance sheets of the Borrowers as at the end of such Fiscal Year, and the related audited consolidating and consolidated statements of income, retained earnings and cash flows of the Borrowers for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and certified to be true, accurate and complete in all material respects by the Financial Officer of Res-Care, for itself and as agent for the other Borrowers, and accompanied by the opinion thereon of independent certified public accountants selected by the Borrowers and reasonably acceptable to the Banks, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding Fiscal Year, as applicable (except for such changes, if any, as shall be specified and approved by such accountants in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP relating to auditing;

               (ii) As soon as reasonably possible, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of Res-Care and its Consolidated Subsidiaries as at the end of such month, and related unaudited divisional and consolidated statements of income, retained earnings and cash flows of Res-Care and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP for such month, compared to budget, all in reasonable detail, prepared in accordance with GAAP consistently applied and certified to be true, accurate and complete in all material respects by the Financial Officer of Res-Care, for itself and as agent for the other Borrowers;

               (iii) Together with the delivery to the Administrative Bank of the financial statements referred to in subparts (i) and (ii) above, Res-Care, for itself and as agent for the other Borrowers, shall deliver to the Administrative Bank a Compliance Certificate (i) stating that the Authorized Officer of Res-Care, for itself and as agent for the other Borrowers, signing the Compliance Certificate has reviewed the relevant terms of this Loan Agreement, the Revolving Credit Notes, the Swing Line Note, the Stock Pledge Agreement and the other Loan Instruments to which the Borrowers are party, and such Authorized Officer has no actual knowledge (after making such inquiry as is consistent with the scope of his or her duties) of any event or condition which constitutes an Event of Default hereunder, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken or are taking or propose to take with respect thereto, and (ii) demonstrating in reasonable detail compliance at the end of such accounting period with Sections 8.6 through
8.9 of this Loan Agreement to the extent applicable to such period;

               (iv) Forthwith upon any Authorized Officer of Res-Care obtaining knowledge of, or receiving notice of any claim of or action taken with respect to, any condition or event which constitutes a Potential Default or an Event of Default hereunder, a certificate specifying the nature and period of existence thereof and what action the Borrowers have taken or are taking or propose to take with respect thereto;

               (v) Promptly upon receipt thereof, copies of any reports (including management letters, if any) submitted to the Borrowers by independent certified public accountants in connection with the examination of the financial statements of the Borrowers made by such accountants;

               (vi) With reasonable promptness after the preparation thereof, a 3 year strategic plan containing budgets and forecasts of the Borrowers; and

               (vii) With reasonable promptness, such other information and data with respect to the Borrowers as from time to time may be reasonably requested by the Banks.

        The Banks shall keep confidential all of the financial statements and other information furnished to the Banks pursuant to this Loan Agreement, except that each Bank shall have the right to furnish copies of such financial statements and other information furnished to such Bank to financial institutions which purchase interests in the Revolving Credit Facility pursuant to Section 12 hereof and governmental agencies having jurisdiction over such Bank and which request copies of such financial statements and/or other information. Such Bank will promptly inform the Borrowers each time such Bank is obligated or required to deliver any such financial statements and other information to any such governmental agency having jurisdiction over such Bank.

        7.4 Financial Records; Inspection.

               A. System of Accountants. The Borrowers will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on their books all such proper reserves as shall be required by GAAP.

               B. Access to Books and Records. The Borrowers will permit any authorized representative designated by any Bank to inspect any of the properties of the Borrowers, including their books of account (and to make copies thereof and to take extracts therefrom), and to discuss their affairs, finances and accounts with their officers and with their independent accountants, all at such reasonable times and as often as may be reasonably requested. Such inspection shall be for the information and benefit of the Banks and, unless otherwise publicly available, any information obtained thereby or otherwise pursuant thereto shall not be divulged to others except in connection with the enforcement of the rights of the Banks upon the occurrence of an Event of Default hereunder or to financial institutions which purchase interests in the Revolving Credit Facility pursuant to Section 12 hereof and except as may be required by law or by any governmental agency having jurisdiction over any Bank. Each Bank will promptly inform the Borrowers each time such Bank is obligated or required to deliver any such information to any governmental agency having jurisdiction over such Bank.

        7.5 Permits, Certificates, Leases, Licenses. The Borrowers will obtain, maintain and comply at all times with all permits, certificates, licenses, approvals, authorizations, leases and other instruments necessary or appropriate for the conduct of their businesses as presently conducted or as contemplated to be conducted in the future.

        7.6 Notice. The Borrowers will notify the Banks in writing, within no more than ten (10) calendar days (and without the benefit of any grace period afforded in any provision of this Loan Agreement or the other Loan Instruments) after any Authorized Officer of Res-Care learns of any of the following: (i) the existence or occurrence of any Event of Default under this Loan Agreement, (ii) that any representation or warranty made herein or in any other Loan Instrument shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading, (iii) the institution of, or adverse determination in, any arbitration proceeding, including, without limitation, an audit or examination by the Internal Revenue Service, involving the Borrowers and describing the nature thereof, what happened with respect thereto and what steps are being taken by the Borrowers with respect thereto, or (iv) the institution of, or adverse determination in, any litigation involving a claim against the Borrowers in excess of the sum of Five Hundred Thousand Dollars ($500,000.00) not covered by applicable insurance, describing the nature thereof, what happened with respect thereto, and what steps are being taken by the Borrowers with respect thereto.

        7.7 Payment of Obligations. The Borrowers will pay the Revolving Credit Notes, the Swing Line Note and the other Obligations timely in accordance with their respective terms in legal tender of the United States of America. All payments on the Revolving Credit Notes, the Swing Line Note and the other Obligations shall be made to the Banks, respectively, in "good and collected funds," at the principal office of the Administrative Bank or PNC, as applicable, not later than 11:00 A.M., Louisville, Kentucky time, on the date due; funds received by the Administrative Bank or PNC, as applicable, after that hour shall be deemed to have been received on the next following Business Day.

        7.8 Environmental Matters. The Borrowers hereby warrant that, to the best of their knowledge, the Borrowers' assets are now and so long as the Revolving Credit Facility, the Swing Line Loans, and the Letters of Credit continue in effect will remain materially free of contamination by hazardous, dangerous, contaminating, noxious or unsafe materials. Subject to the right of the Borrowers to contest any alleged violation of any environmental law, regulation and requirement in good faith and with due diligence, and provided that no such contesting will result in the loss or forfeiture of any assets of the Borrowers or otherwise have a material adverse effect on the financial condition of the Borrowers, the Borrowers further covenant to comply with all applicable environmental laws, regulations and requirements, and the Borrowers covenant and agree to remedy any violation of any environmental law, regulation and requirement, promptly upon the Borrowers' learning of such violation. The Borrowers further hereby agree to indemnify and hold the Banks harmless from any expense, loss, claim, suit or fee arising out of any such contamination or noncompliance or the Borrowers' breach of the provisions of this Section 7.8.

        7.9 Accounts. The Borrowers will maintain their primary depository account and their primary cash management account with PNC.

        7.10 Consolidated Subsidiaries and Interests in Persons that are not Consolidated Subsidiaries. Res-Care shall promptly notify the Administrative Bank in writing of each new Consolidated Subsidiary hereafter created or acquired by Res-Care or a Consolidated Subsidiary and each acquisition by Res-Care or a Consolidated Subsidiary of interests in a Person that will not treated be as a Consolidated Subsidiary of Res-Care subsequent to such acquisition of interests.

        Unless the requirement to do so is waived in writing by the Administrative Bank, within nine (9) days after the advance of any moneys by Res-Care or another Borrower to or for the benefit of a New Consolidated Subsidiary, Res-Care (i) shall cause each such new Consolidated Subsidiary of Res-Care to execute and deliver to the Administrative Bank for the benefit of the Banks (a) an Assumption Agreement in the form of Exhibit M hereto, (b) a Security Agreement in the form of Exhibit K hereto, (c) UCC-1 financing statement(s) in the form of Exhibit L hereto for filing in the Commonwealth of Kentucky, the state of Delaware and the state(s) in which the Consolidated Subsidiary has assets or operations, (d) a borrowing resolution of the Consolidated Subsidiary and (e) copies of the Articles of Incorporation or Certificate of Incorporation, as applicable, and Bylaws of the Consolidated Subsidiary, all in form and substance satisfactory to the Administrative Bank, and (ii) shall pledge all of the issued and outstanding shares of stock of such Consolidated Subsidiary owned by Res-Care or a Consolidated Subsidiary of Res-Care to the Administrative Bank for the benefit of the Banks by (a) executing and delivering an Amendment to Stock Pledge Agreement, in the form of Exhibit N hereto and (b) delivering the share certificates in the Consolidated Subsidiary to the Administrative Bank. At such times as may be required by the Administrative Bank, Res-Care shall cause any new Consolidated Subsidiary and the existing Consolidated Subsidiaries to execute amendment(s) to this Agreement, the Revolving Credit Notes, the Swing Line Note, to reflect the addition of the new Consolidated

Subsidiaries. The Borrowers shall cause all existing and future Consolidated Subsidiaries to observe and perform the covenants set forth in Sections 7 and 8 of this Loan Agreement.

        Unless the requirement to do so is waived in writing by the Administrative Bank, within nine (9) days after the advance of any moneys by Res-Care or another Borrower to or for the benefit of a Person that will not treated be as a Consolidated Subsidiary of Res-Care subsequent to an acquisition of interests in such Person, Res-Care shall cause itself or the Consolidated Subsidiary acquiring the interests, as applicable, to pledge all of the issued and outstanding shares of stock, partnership interests, limited partnership interests, limited liability company interests or other interests of such Person acquired by Res-Care or such Consolidated Subsidiary to the Administrative Bank, for the benefit of the Banks, by (a) executing and delivering a Stock Pledge Agreement, in the form of Exhibit O hereto and (b) (1), if the acquired interests are represented by certificated shares, by delivering the share certificates to the Administrative Bank or (2), if the acquired interests are not represented by certificated shares, by causing the security interest of the Administrative Bank to be recorded in the records of the partnership, limited partnership or limited liability company, as applicable.

                                    SECTION 8
                               NEGATIVE COVENANTS

        The Borrowers hereby covenant and agree that until the Revolving Credit Notes and the other Obligations have been respectively paid in full to the Banks, the Swing Line Note has been paid in full to PNC, the Revolving Credit Facility has been terminated by the Banks or the Borrowers, the Swing Line Credit Facility has been terminated by the Administrative Bank or the Borrowers, and the Letter of Credit Subfacility has been terminated by PNC or the Borrowers, the Borrowers will perform and observe all of the following provisions:

        8.1 Mergers and Other Extraordinary Events. The Borrowers will not, without the prior written consent of the Banks in every specified instance:

               (i) Except for Permitted Business Combinations that meet the requirements of Section 8.11 hereof, be or become a party to any consolidation, reorganization (including, without limitation, the types referred to in Section 368 of the Internal Revenue Code of 1986, as amended) merger or recapitalization; or

               (ii) Sell, lease, assign, transfer or dispose of or suffer the non-insurable loss of ten percent (10%) or more of the fair market value of their properties or assets on a consolidated basis in accordance with GAAP in any period of twelve (12) consecutive months, other than if such assets or properties are replaced promptly by assets or properties of comparable utility to the Borrowers.

        8.2 Indebtedness, etc. The Borrowers will not, without the prior written consent of the Banks, directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase or provide funds in respect of, or otherwise become liable with respect to any Indebtedness other than:

               (i) The Revolving Credit Facility;

               (ii) The Swing Line Credit Facility;

               (iii) The Equipment Leases in the aggregate amount not exceeding $1,500,000;

               (iv) The Beverly Note;

               (v) Current liabilities of the Borrowers (other than for borrowed money) incurred in the ordinary course of their businesses and in accordance with customary trade practices;

               (vi) Purchase money indebtedness incurred or assumed by the Borrowers in connection with acquisition of tangible and intangible personal and real property, to the extent such tangible and intangible personal and real property are to be used by the Borrowers in businesses permitted under Section
8.5 hereof; provided that the aggregate amount of all purchase money indebtedness incurred under this Section 8.2(vi) and the aggregate amount of all purchase money indebtedness incurred under Section 8.4(vii) hereof, excluding the Beverly Note, shall not exceed Five Million Dollars ($5,000,000); and

               (vii) The advances, loans and guarantees permitted under Section
8.12 hereof.

        8.3 Use of Assets. The Borrowers will not use, or cause or permit the use of, any of their assets in any manner prohibited by law, governmental regulations or applicable insurance policies.

        8.4 Mortgages, Liens, Encumbrances, Security Interests, etc. The Borrowers will not, without the prior written consent of the Banks, directly or indirectly create, incur, assume or permit to continue in existence any mortgage, lien, charge or encumbrance on, or security interest in, or pledge or deposit of, or conditional sale or other title retention agreement (including any lease which in accordance with GAAP would constitute Indebtedness) with respect to, any property or asset now owned or hereafter acquired by the Borrowers, provided that the restrictions in this Section 8.4 shall not prohibit:

               (i) Liens and security interests granted to the Banks pursuant to the Security Agreements;

               (ii) Liens for taxes, assessments or governmental charges the payment of which is not at the time required for the reasons set forth by the proviso to the first sentence of Section 7.2A;

               (iii) Statutory liens of landlords and liens of carriers, warehousemen, mechanics, contractors and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

               (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) for sums not yet due or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

               (v) Liens, charges, encumbrances and priority claims which (a) are incidental to the conduct of the businesses of the Borrowers and the ownership of their properties and assets, (b) were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and (c) do not in the aggregate materially detract from the value of the property of the Borrowers or materially impair the use thereof in the operation of their businesses;

               (vi) Liens created under operating leases and capital leases entered into or assumed by the Borrowers in the ordinary course of business for fair and adequate consideration, to the extent such liens only secure the performance by the Borrowers of their obligations under such operating leases and capital leases;

               (vii) Subject to the provisions of Section 8.11 hereof, purchase money security interests; provided that each such purchase money security interest shall only encumber the assets acquired by the Borrowers with the proceeds of the Indebtedness secured by such purchase money security interest, and each such purchase money security interest shall not secure more than 100% of the Indebtedness incurred by the Borrowers in connection with the acquisition of the assets encumbered by such purchase money security interest; provided further that the aggregate amount of all purchase money indebtedness incurred under Section 8.2(vi) hereof and the aggregate amount of all purchase money indebtedness incurred under this Section 8.4(vii), excluding the Beverly Note, shall not exceed Five Million Dollars ($5,000,000); and

               (viii) Mortgage liens and security interests assumed by the Borrowers in connection with any Permitted Business Combination of the type described in Section 8.11 hereof which are hereafter made by the Borrowers, or which the Borrowers otherwise takes subject to as part of any such Permitted Business Combination, provided that no such lien or security interest shall secure Indebtedness in an amount which exceeds the fair market value of the assets acquired by the Borrowers in connection with any such Permitted Business Combination;

               (ix) The existing liens and security interests identified on
Schedule 8.4 annexed hereto; and

               (x) Mortgage liens and security interests securing indebtedness of a Subsidiary to a Borrower.

Further, no Borrowers will grant to any Person other than the Administrative Bank, for the benefit of the Banks, a negative pledge on such Borrower's assets.

        8.5 Nature of Businesses. The Borrowers will not, without the prior written consent of the Banks in every specified instance, engage in any businesses other than (i) providing residential, vocational and other training, education, support and related programs and services (including habilitation, rehabilitation and required medical services) to (a) persons with developmental and other neurological disabilities (including individuals with mental retardation, dual diagnosis, acquired brain injury and other special needs), and
(b) at-risk youth, juveniles and others (including individuals who are adjudicated or court-referred), in a variety of settings, ranging from single placements to large congregate settings, some of which may be secured, or pursuant to management or operating agreements with other parties, and (ii) all businesses incidental thereto.

        8.6 Current Ratio. Res-Care and its Subsidiaries on a consolidated basis in accordance with GAAP shall not permit the Current Ratio to be less than 1.25 to 1.0 at any time.

        8.7 Minimum Net Worth. Res-Care and its Subsidiaries on a consolidated basis in accordance with GAAP will not permit their Net Worth:

               (i) With respect to each Fiscal Quarter ending subsequent to the Closing Date, to be less than the higher of (a) $51,000,000 or (b) the minimum Net Worth required of the Borrowers as of the immediately preceding Fiscal Quarter and plus the sum of (x) 75% of Net Income for the Fiscal Quarter then ended, (y) 100% of all proceeds (net of underwriters' discount and other customary and usual closing costs) realized by Res-Care from the private placement and/or public offering of any shares of its stock during the Fiscal Quarter then ended, and (z) 100% of all additions to Res-Care's stockholders' equity resulting from the issuance by Res-Care of its capital stock to pay in whole or in part the purchase price of Facilities acquired by the Borrowers during the Fiscal Quarter then ended.

        For purposes of this Section 8.7, any net losses hereafter incurred by the Borrowers will not reduce the amount of the minimum Net Worth required to be maintained by the Borrowers pursuant to this Section 8.7.

        8.8 Fixed Charge Coverage Ratio. The Borrowers shall not permit, for any rolling four (4) consecutive Fiscal Quarter period, the Fixed Charge Coverage Ratio for such rolling four (4) consecutive Fiscal Quarter period to be less than 1.75 to 1.0.

        8.9 Ratio of Indebtedness to Cash Flow from Operations. The Borrowers shall not permit, for any rolling four (4) consecutive Fiscal Quarter period, the ratio of Indebtedness as of the end of such rolling four (4) consecutive Fiscal Quarter period to Cash Flow from Operations for such rolling four (4) consecutive Fiscal Quarter period to exceed 3.5 to 1.0.

        8.10 Payment of Dividends. Res-Care shall not pay any dividends to its shareholders if an Event of Default has occurred and is continuing or if the payment of dividends would result in the Borrowers ceasing to be in compliance with the financial covenants set forth in Sections 8.6 through 8.9 of this Loan Agreement.

        8.11 Permitted Business Combinations. Res-Care and its Subsidiaries shall not, without the prior written consent of the Banks, engage in any Business Combination unless all of the following conditions are met, in which case the proposed Business Combination shall be deemed a "Permitted Business Combination":

                      (i) the Business Combination shall be with a Person that is engaged in a business of the type described in Section 8.5 hereof;

                      (ii) the Business Combination shall be accomplished through consensual (non-hostile) agreement with the seller;

                      (iii) the Business Combination shall result in Res-Care being the surviving entity such that it reports the results of the acquisition on a consolidated basis in accordance with GAAP or the equity basis of accounting in accordance with GAAP;

                      (iv) the Business Combination Consideration associated with the proposed Business Combination plus the aggregate Business Combination Consideration associated with Permitted Business Combinations that have been completed in the current Fiscal Year does not exceed Thirty Five Million Dollars ($35,000,000);

                      (v) the Business Combination Consideration associated with the proposed Business Combination does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000)(except for the acquisition of certain interests by RCP and RSCRP to occur on or after the Closing Date as contemplated in the Exchange Agreement dated December 9, 1996);

                      (vi) if the Business Combination involves acquisition of interests in a Person that will not treated be as a Consolidated Subsidiary of Res-Care subsequent to the Business Combination, the aggregate amount of Business Combination Consideration associated with all such Business Combinations in any Fiscal Year cannot exceed Three Million Dollars ($3,000,000); and

                      (vii) the Borrowers shall have provided the Administrative Bank with a Compliance Certificate, substantially in the form of Exhibit G hereto, demonstrating to the reasonable satisfaction of the Banks that the proposed Business Combination does not cause the Borrowers, on a consolidated pro forma basis, to violate any of the financial covenants set forth in Sections 8.6 through 8.9 of this Loan Agreement.

        8.12 Loans, Advances and Guaranties by Borrowers. Without the prior written consent of the Banks, no Borrower will make loans or capital contributions, or guaranty the repayment of obligations of another Person, or otherwise become liable in any respect to the obligations and liabilities of another Person in an aggregate amount exceeding One Million Five Hundred Thousand Dollars ($1,500,000.00), except for the following:

               (i) loans and advances from one Borrower to a Subsidiary; and

               (ii) endorsement of instruments or items of payment in the ordinary course of business.

Provided, any Borrower may, without violating the provisions of this Section 8.12, assume or guarantee minimum working capital obligations of owners and/or lessees of Facilities which such Borrower has been engaged to manage under duly executed management agreements, but only to the extent such Borrower has been granted a perfected security interest in or otherwise has valid and effective control over the accounts receivable arising in respect of services furnished to the occupants of such Facilities and to the extent that all such assumptions and guarantees by Borrowers in the aggregate do not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000). The Borrowers agree that all existing security interests granted to any Borrower in the accounts receivable of owners of Facilities which such Borrower manages, to the extent the same have been previously assigned to PNC, shall continue to be assigned to the Administrative Bank to secure the payment of the Obligations. The Borrowers further covenant and agree that, (a) to the extent any Borrower in its sole discretion elects to hereafter acquire perfected security interests in the accounts receivable of owners of Facilities which such Borrower now or hereafter manages, such Borrower will assign of record all such security interests to the Administrative Bank to secure the payment of the obligations, and (b) such Borrower will assign of record to the Administrative Bank, to secure the payment of the Obligations, the perfected security interest in the accounts receivable of Salem Village MRDD, Inc. granted to the Borrower.

        8.13 Interest Rate Agreements. The Borrowers will not, and will not permit any Subsidiary to, enter into any Interest Rate Agreement unless (i) such Interest Rate Agreement is intended to fix or establish a maximum interest rate in respect of Indebtedness with a notional amount not in excess of the Revolving Loan Commitments and is embodied in a standard ISDA form of agreement which is acceptable to the Banks with respect to any intercreditor issues, (ii) the counterparty is a lender or another financial institution acceptable to the Banks, and (iii) the Borrower promptly provides a true and complete copy of such Interest Rate Agreement to the Administrative Bank, on behalf of itself and the Banks. At or following the effective date of any such Interest Rate Agreement, the Administrative Bank may, upon written notification to the Borrowers and the Banks and such counterparty, designate (which designation shall be made only upon the instructions or with the consent of the Majority Banks) the credit exposure of such counterparty under such Interest Rate

Agreement as an obligation entitled to share, pari passu with the Obligations, in respect to the benefits provided by the collateral under the Security Agreements, in accordance with the applicable provisions of the Security Agreements, and if the Administrative Bank so designates such credit exposure, the applicable Interest Rate Agreement of such counterparty shall be considered a "Designated Interest Rate Agreement".

                                    SECTION 9
                         EVENTS OF DEFAULT; ACCELERATION

        The following events shall constitute Events of Default under this Loan
Agreement:

               (i) The failure by the Borrowers to pay any interest on and/or any principal of any Revolving Credit Note when the same becomes due and payable or within five (5) days thereafter; or

               (ii) The failure by the Borrowers to reimburse PNC upon demand for any draft honored by PNC under any Letter of Credit now or hereafter issued by PNC for the account of the Borrowers; or

               (iii) The failure by the Borrowers to pay any interest on and/or any principal of the Swing Line Note when the same becomes due and payable or within five (5) days thereafter; or

               (iv) The failure by the Borrowers to pay any rent or other amounts under any Equipment Lease when due or within any grace period provided therein for the payment of the same; or

               (v) The failure by the Borrowers to perform or observe any of the provisions of Sections 8.2, 8.3, 8.5, 8.6, 8.7, 8.8 or 8.9 hereof, and such default continues for thirty (30) days after written notice of such default shall have been delivered to the Borrowers; or

               (vi) The failure by the Borrowers to perform or observe any of the provisions of Sections 7.10, 8.1, 8.4, 8.10, 8.11, or 8.12; or

               (vii) The Borrowers shall default in the performance of or compliance with any covenant, obligation or provision contained in this Loan Agreement (other than those referred to above in this Section 9), and any such default shall not have been remedied (i) within thirty (30) days after written notice of such default shall have been delivered to the Borrowers, or (ii) if such default cannot be cured within such thirty (30) day period, within sixty
(60) days after written notice of such default shall have been delivered to the Borrowers, provided that the Borrowers commence to cure the particular default within such thirty (30) day period and prosecutes the cure to completion with due diligence within such sixty (60) day period; or

               (viii) If any material representation or warranty made in writing by or on behalf of the Borrowers herein or pursuant hereto or otherwise in connection with the Revolving Credit Facility, the Swing Line Credit Facility, and/or the Letter of Credit Subfacility shall have been materially false or misleading or incorrect when made and the Authorized Officer of Res-Care on behalf of itself and the other Borrowers knew or should have known of the falsity, misleading nature of or incorrectness of such representation or warranty when it was made, and the Borrowers fail to cause such representation or warranty to cease to be materially false, misleading or incorrect within thirty (30) days after written notice of such materially false, misleading or incorrect representation or warranty shall have been delivered to the Borrowers; or

               (ix) The failure of the Borrowers to pay any of their other Indebtedness, not otherwise referred to in this Section 9, and which in the aggregate exceeds Fifty Thousand Dollars ($50,000.00) to any one Person, when due or within any grace period afforded the Borrowers for paying the same, or the acceleration of the maturity of any such Indebtedness by the holder thereof, other than any such Indebtedness with respect to which the Borrowers are contesting in good faith the validity, amount and/or the Borrowers' liability therefor and for which adequate reserves have been established on the books of the Borrowers in accordance with GAAP; or

               (x) If the Borrowers shall discontinue their businesses (except for the discontinuation of business by a Borrower whose business is combined with that of one or more other Borrowers, whether by merger, transfer of assets, etc.) or shall make an assignment for the benefit of creditors, or shall fail generally to pay their debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of any substantial part of their property, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrowers or the shareholders of the Borrowers shall take any action in furtherance of the dissolution or liquidation of the Borrowers; or

               (xi) If, within thirty (30) days after the commencement against the Borrowers of a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the businesses of the Borrowers shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within sixty
(60) days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of any substantial part of the property of the Borrowers, such appointment shall not have been vacated; or

               (xii) If a final uninsured judgment shall be rendered against any of the Borrowers which causes the Borrowers to be in breach of any of the covenants set forth in Sections 8.6 through 8.10 hereof and (i) if, prior to the availability of any execution thereon, such judgment shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment shall not have been discharged, or (ii) the Borrowers shall not have established adequate reserves on their books in respect of such final uninsurable judgment or judgments; or

               (xiii) In the event Res-Care experiences a Change in Control without the prior written consent of the Banks.

Upon the occurrence of any Event of Default described in clauses (xi) or (xii) of this Section 9 with respect to the Borrowers, the unpaid principal balance of each of the Revolving Credit Notes, the Swing Line Note and the other Obligations, together with all accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrowers. Upon the occurrence of any other Event of Default referred to in this
Section 9, the Banks may at any time at their option, by written notice to the Borrowers, declare the unpaid principal balance of and all accrued and unpaid interest on each of the Revolving Credit Notes, the Swing Line Note and the other Obligations to be immediately due and payable in full to the Banks, as applicable, without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by the Borrowers.


                                   SECTION 10
                           REMEDIES UPON DEFAULT, ETC.

        10.1 Defaults. Upon the occurrence and during the continuation of any Event of Default, the Banks may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Revolving Credit Notes or the Swing Line Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted hereby or thereby or by law or pursuant to the other Loan Instruments. In case of a default in the payment of any principal of or interest on the Revolving Credit Notes, the Swing Line Note and/or the other obligations, or upon acceleration thereof, the Borrowers will pay to the Banks such further amount as shall be sufficient to cover the reasonable costs and expenses of collection thereof, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

        10.2 Offset. If any Event of Default shall occur and be continuing and regardless of whether or not the Banks have accelerated the maturity date of the Revolving Credit Notes, the Swing Line Note and/or the other Obligations, each Bank shall have the right then, or at any time thereafter, to set off against any and all deposit balances and other sums and Indebtedness and other property then held or owned by such Bank to or for the credit or account of the Borrowers, all without notice to or demand upon the Borrowers or any other Person, all such notices and demands being hereby expressly waived by the Borrowers.

        10.3 Rights Cumulative. All of the rights and remedies of the Banks upon the occurrence of an Event of Default hereunder shall be cumulative to the greatest extent permitted by law, and shall be in addition to all those rights and remedies afforded the Banks at law or in equity.

        10.4 Payment of Costs and Expenses. All of the reasonable costs, expenses, damages and liabilities, including, without limitation, all reasonable attorneys' fees, incurred by and imposed upon any Bank with respect to, in connection with the enforcement of this Loan Agreement or any other Loan Instrument or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Loan Agreement or any other Loan Instrument, whether in bankruptcy or receivership proceedings or otherwise, and in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Instrument or in connection with any foreclosure, collection or bankruptcy proceedings, in connection with or as a result of any action taken or omitted to be taken pursuant to this Loan Agreement, the Revolving Credit Notes, the Swing Line Note or the other Loan Instruments shall be paid by, and shall be the sole responsibility of, the Borrowers.


                                   SECTION 11
                             THE ADMINISTRATIVE BANK

        11.1 Appointment. Each Bank hereby irrevocably designates, appoints and authorizes PNC to act as the Administrative Bank under this Loan Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Instruments. Each Bank hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of such Revolving Credit Note shall be deemed irrevocably to authorize, the Administrative Bank to take such action on behalf of such Bank and such holder under the provisions of this Loan Agreement and the other Loan Instruments and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Bank by the terms hereof, together with such powers as are reasonably incidental thereto. PNC agrees to act as the Administrative Bank to the extent provided in this Loan Agreement.

        11.2 Delegation of Duties. The Administrative Bank may perform any of its duties hereunder by or through agents or employees (provided such delegation is exercised with reasonable care and does not constitute a relinquishment of its duties as Administrative Bank) and, subject to Sections 11.5, 11.6 and 11.7 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained, provided reasonable care is used in the selection of the foregoing experts.

        11.3 Nature of Duties; Independent Credit Investigation. The Administrative Bank shall have no duties or responsibilities except those expressly set forth in this Loan Agreement and the other Loan Instruments and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or shall otherwise exist. The duties of the Administrative Bank shall be mechanical and administrative in nature and shall include the duty to provide to each Bank an executed original of such Bank's Revolving Credit Note and an executed original of this Loan Agreement and a copy of the other Loan Instruments; the Administrative Bank shall not have by reason of this Loan Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Loan Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Bank any obligations in respect of this Loan Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Administrative Bank has not made any representations or warranties to it and that no act which the Administrative Bank hereafter takes, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Bank to any Bank; (ii) that it has made and will continue to make, without reliance upon the Administrative Bank, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrowers in connection with this Loan Agreement and the making and continuance of the Revolving Credit Loans hereunder; and (iii) except as expressly provided herein, that the Administrative Bank shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Credit Loan or at any time or times thereafter.

        11.4 Actions in Discretion of the Administrative Bank: Instructions from the Banks. The Administrative Bank agrees, upon the written request of the Banks, to take or refrain from taking any action of the type specified as being within the Administrative Bank's rights, powers or discretion herein; provided that the Administrative Bank shall not be required to take any action which exposes the Administrative Bank to legal liability or which is contrary to this Loan Agreement or any other Loan Instrument or applicable law. In the absence of a request by the Banks, the Administrative Bank shall have authority, in its sole discretion, to take or not to take any such action, unless this Loan Agreement specifically requires the consent of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to the provisions of Section 11.6 hereof. Subject to the provisions of Section 11.6 hereof, no Bank shall have any right of action whatsoever against the Administrative Bank as a result of the Administrative Bank acting or refraining from acting hereunder in accordance with the instructions of the Banks or, in the absence of such instructions, in the absolute discretion of the Administrative Bank.

        11.5 Reimbursement and Indemnification of the Administrative Bank and the Banks by the Borrowers. The Borrowers unconditionally agree to pay or reimburse the Administrative Bank and hold the Administrative Bank harmless against liability for the payment of all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including fees and expenses of counsel and consultants incurred by the Administrative Bank (a) in connection with the preparation, negotiation, printing, execution, administration, interpretation and performance of this Loan Agreement and the other Loan Instruments and (b) relating to any requested amendments, waivers or consents pursuant to the provisions hereof. The Borrowers unconditionally agree to pay or reimburse the Administrative Bank and hold each Bank harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Bank and/or any Bank, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Instrument or any action taken or omitted by the Administrative Bank and/or any Bank hereunder or thereunder; provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from the bad faith, gross negligence or willful misconduct of the Administrative Bank or any Bank, or (B) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which consent shall not be unreasonably withheld.

        11.6 Exculpatory Provisions. Neither the Administrative Bank nor any of its directors, officers, employees, agents or affiliates shall (i) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any other Loan Instruments, unless caused by its or their own gross negligence or willful misconduct, (ii) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Loan Agreement or any other Loan Instrument or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Loan Agreement or any other Loan Instrument, or
(iii) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers, or the financial condition of the Borrowers, or the existence or possible existence of any Event of Default or Potential Default under the Loan Instruments. Neither the Administrative Bank nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Borrowers or any other Person for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation or administration of the Loan Instruments or the collection of the obligations.

        11.7 Reimbursement and Indemnification of the Administrative Bank by the Banks. Each Bank agrees to reimburse and indemnify the Administrative Bank (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) in proportion to its Revolving Credit Facility Pro Rata Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Bank, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Instrument or any action taken or omitted by the Administrative Bank hereunder or thereunder, provided that no such reim-bursement shall be required with respect to expenses incurred by the Administrative Bank during the time period through the Closing Date and no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements
(i) if the same relates to or arises out of the Administrative Bank's gross negligence or willful misconduct, or (ii) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (iii) if the same results from a compromise and settlement agreement entered into without the consent of the Bank, which consent shall not be unreasonably withheld.

        11.8 Reliance by the Administrative Bank. The Administrative Bank shall be entitled to rely upon any writing, telegram, telex or teletype message, facsimile, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Administrative Bank. The Administrative Bank shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks in accordance with their respective Revolving Credit Facility Pro Rata Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

        11.9 Notice of Default. The Administrative Bank shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Bank has received written notice from a Bank or the Borrowers referring to this Loan Agreement, specifically describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

        11.10 The Banks in Their Individual Capacities. With respect to its Revolving Loan Commitment, the Administrative Bank shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Bank, and the term "Banks" shall, unless the context otherwise indicates, include the Administrative Bank in its individual capacity. Each Bank and its Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, Res-Care and its Affiliates, in the case of the Administrative Bank, as though it were not acting as Administrative Bank hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

        11.11 Holders of Revolving Credit Notes. The Administrative Bank may deem and treat any payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Bank. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or of any Revolving Credit Note issued in exchange therefor.

        11.12 Equalization of the Banks. The Banks and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application to any Revolving Credit Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Credit Notes. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Revolving Credit Loans in such amount as shall result in a ratable participation by the Banks and each holder in the aggregate unpaid amount under the Revolving Credit Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

        11.13 Successor Administrative Bank. The Administrative Bank may resign as Administrative Bank with the consent of the Borrowers, such consent not to be unreasonably withheld, upon not less than thirty (30) days prior written notice given to the Borrowers and the other Bank(s). If the Administrative Bank shall resign under this Loan Agreement, then either (i) the Banks shall appoint a successor administrative bank, subject to the consent to such successor administrative bank by the Borrowers, such consent not to be unreasonably withheld, or (ii) if a successor administrative bank shall not be so appointed and approved within the thirty (30) day period following the Administrative Bank's notice to the Banks of its resignation, then the Administrative Bank shall appoint, with the consent of the Borrowers, such consent not to be unreasonably withheld, a successor administrative bank who shall serve as Administrative Bank until such time as the Banks appoint, and the Borrowers consent, which consent shall not be unreasonably withheld, to the appointment of a successor administrative bank. Upon its appointment pursuant to either clause
(i) or (ii) above, such successor administrative bank shall succeed to the rights, powers and duties of the Administrative Bank and the term "Administrative Bank" shall mean such successor administrative bank, effective upon its appointment, and the former Administrative Bank's rights, powers and duties as Administrative Bank shall be terminated without any other or further act or deed on the part of such former Administrative Bank or any of the other parties to this Loan Agreement. After the resignation of any Administrative Bank hereunder, the provisions of this Section 11 shall not by reason of such resignation be deemed to release the Administrative Bank from liability for any actions taken or not taken by it while it was the Administrative Bank under this Loan Agreement.

        11.14 Calculations. In the absence of gross negligence or willful misconduct, the Administrative Bank shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Revolving Credit Loans or the fees or other amounts due to the Banks under this Loan Agreement. In the event an error in computing any amount payable to any Bank is made, the Administrative Bank, the Borrowers and each affected

Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

        11.15 Beneficiaries. Except as set forth in Sections 11.5 and 11.13 hereof, the pro visions of this section 11 are solely for the benefit of the Administrative Bank and the Banks, and the Borrowers shall not have any right to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Loan Agreement, the Administrative Bank shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrowers or any other Person.


                                   SECTION 12
                         ASSIGNMENTS AND PARTICIPATIONS

               A. Assignments to Eligible Assignees. Each Bank shall have the right at any time, with the prior consent of the Borrowers and the Administrative Bank, which shall not be unreasonably withheld, to sell, assign, transfer or negotiate all or any part of its Revolving Loan Commitment and Revolving Credit Loans in a minimum amount of Five Million Dollars ($5,000,000) to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds or other accredited investors ("Eligible Assignees"); provided that prior to receiving any confidential or other material information regarding the Borrowers or the transactions contemplated by this Loan Agreement, any Eligible Assignee shall have entered into a Confidentiality Agreement; provided further that any such assignment shall become effective five (5) Business Days after an Assignment Agreement is executed by the Eligible Assignee. In the case of any sale, assignment, transfer or negotiation of all or part of the Revolving Loan Commitment or Revolving Credit Loans authorized under this Section 12, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder, including, without limitation (x) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Banks, and (y) the obligation to fund Revolving Credit Loans pursuant to Section 2 hereof. The Bank assigning a portion or all of its Revolving Loan Commitment and Revolving Credit Loans pursuant to this Section 12, or the bank purchasing the interest of the Assigning Bank, shall pay a fee to the Administrative Bank of $3,500.

               B. Participations. Notwithstanding Section 12.A hereof, each Bank may grant participations in all or any part of its Revolving Loan Commitment and Revolving Credit Loans to one or more Eligible Assignees; provided that (i) any such disposition shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Credit Loans or the Revolving Credit Notes under the blue sky law of any state; and (ii) the holder of any such participation, other than an Affiliate of such Bank, shall not be entitled to require the Banks to take or omit to take any action hereunder except action directly extending the final maturity of any portion of the principal amount of or interest on a Revolving Credit Loan allocated to such participation or a reduction of the principal amount of or the rate of interest payable on the Revolving Credit Loans allocated to such participation. For purposes of Sections 2.6, 3.6 and 11.2 hereof, the Borrowers hereby acknowledge and agree that any such disposition will give rise to a direct obligation of the Borrowers to the participant and the participant shall be considered to be a "Bank" (subject to the provisions of Section 5 hereof).

               C. Assignments to Affiliates. Notwithstanding the foregoing provisions of this Section 12, each Bank may at any time sell, assign, transfer, or negotiate all or any part of its Revolving Loan Commitment and Revolving Credit Loans to any Affiliate of such Bank; Provided that an Affiliate to whom such disposition has been made shall not be considered a "Bank" for purposes of this Loan Agreement other than for purposes of Section 10.2 hereof; provided further that the Borrowers shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

               D. No Release of Obligations. No Bank shall, as between the Borrowers and such Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of its Revolving Loan Commitment and Revolving Credit Loans. Each Bank shall, as between the Borrowers and such Bank, be relieved of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of all or any part of its Revolving Loan Commitment and Revolving Credit Loans made in accordance with
Section 12.A hereof.


                                   SECTION 13
                                    INDEMNITY

        The Borrowers shall indemnify and hold harmless each Bank and its successors, assigns, agents and employees from and against any and all claims, actions, suits, proceedings, costs, expenses, damages, fines, penalties and liabilities, including, without limitation, reasonable attorneys' fees and costs, arising out of, connected with or resulting from the operation of the business of the Borrowers.


                                   SECTION 14
                                     NOTICES

        All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by facsimile transmission or by registered or certified United States mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which any party hereto shall have given the other parties written notice):

              If to ResCare and
                the Other Borrowers:        Res-Care, Inc.
                                            10140 Linn Station Road
                                            Louisville, KY 40223
                                            Attn: Mr. Ronald G. Geary

                   If to the  Banks:        PNC Bank, Kentucky, Inc.
                                            500 West Jefferson Street
                                            Louisville, KY 40202
                                            Attn: Mr. Ben Willingham

                                            National City Bank of Kentucky
                                            101 South Fifth Street
                                            Louisville, KY 40202
                                            Attn: Mr. Deroy Scott

                                            SunTrust Bank, Nashville, N.A.
                                            P.O. Box 305110
                                            Nashville, TN 37230-5110
                                            Attn: Ms. Karen Cole Ahern

                                            Bank One, Kentucky, NA
                                            416 West Jefferson
                                            Louisville, Kentucky 40202
                                            Attn: Mr. Todd Munson

                         If to the
                Administrative Bank:        PNC Bank, Kentucky, Inc.
                                            500 West Jefferson Street
                                            Louisville, KY 40202
                                            Attn: Mr. Ben Willingham

        All notices hereunder shall be deemed given upon the earlier of (i) actual delivery in person or by facsimile transmission, or (ii) two (2) Business Days after having been deposited in the United States mails, in accordance with the foregoing.

                                   SECTION 15
                                  MISCELLANEOUS

        15.1 Joint and Several Liability of Borrowers; Limitation on Liability of Consolidated Subsidiary Borrowers. The obligation of each of the Borrowers for repayment of all unpaid principal of and interest on Revolving Credit Loans and all other Obligations to the Banks and for repayment of all unpaid principal of and interest on the Swing Line Loans and all other Obligations to PNC shall be joint and several; provided, however, that the obligation of any particular Borrower that is a Consolidated Subsidiary for repayment of all unpaid principal of and interest on Revolving Credit Loans and all other Obligations to the Banks and for repayment of all unpaid principal of and interest on the Swing Line Loans and all other Obligations to PNC shall be limited to an amount not to exceed the greater of (a) the aggregate amount of the outstanding Advances to such Consolidated Subsidiary as of the Enforcement Date, or (b) ninety-five percent (95%) of the Maximum Consolidated Subsidiary Borrower Amount as of the Enforcement Date. The foregoing limitation on the obligation of the Borrowers for repayment of all unpaid principal of and interest on Revolving Credit Loans and all other Obligations to the Banks and for repayment of all unpaid principal of and interest on the Swing Line Loans and all other Obligations to PNC shall not be applicable to Res-Care, whose liability therefor shall not be limited.

        15.2 Ratable Sharing. Each Bank agrees with the other Bank that (i) with respect to all amounts received by it which are applicable to the payment of principal of or interest on the Revolving Credit Loans and the Revolving Credit Facility Commitment Fees, including, without limitation, all amounts received by such Bank pursuant to the exercise of the right of setoff pursuant to Section
11.2 hereof, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks proportionately in accordance with their respective Revolving Credit Facility Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations, and (ii) if any of them shall exercise any right of counterclaim, set-off, banker's lien or similar right with respect to amounts owed by the Borrowers hereunder, that Bank shall apportion the amount recovered as a result of the exercise of such right pro rata in accordance with (a) all amounts outstanding at such time owed by the Borrowers to it hereunder with respect to the Revolving Credit Loans, and (b) all amounts otherwise owed by the Borrowers to it, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, set-off, banker's lien or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Revolving Credit Loans made by that Bank or any participation therein, or any other amount payable hereunder (collectively, the "Aggregate Amount Due" to such Bank), which is greater than the proportion received by any other Bank in respect of the Aggregate Amount Due to such other Bank, then the Bank receiving such proportionately greater payment shall (y) notify each other Bank and the Administrative Bank of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Banks so that all recoveries of Aggregate Amounts Due shall be shared by the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares; provided that if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Bank to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any participant in respect of any Revolving Credit Loan may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that participant as fully as if that participant were a Bank in the amount of such participation held by that participant.

        15.3 Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by the Banks shall operate as a wavier thereof, nor shall any right, power, remedy or privilege of the Banks be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by the Banks, either independently or concurrently with others, and as often and in such order as the Banks may deem expedient. No waiver or consent granted by the Banks in respect of this Loan Agreement or the other Loan Instruments shall be binding upon the Banks unless specifically granted in writing by a duly authorized officer of each Bank, which writing shall be strictly construed.

        15.4 Survival of Representations and Warranties. All representations, warranties and covenants of the Borrowers and each Bank contained herein or made pursuant hereto shall survive the execution and delivery of this Loan Agreement and shall continue throughout the term hereof. Further, the indemnities set forth in Section 13 hereof shall survive the payment of the Revolving Credit Notes and the other Obligations to the Banks, as applicable.

        15.5 Invalidity. If any part of this Loan Agreement shall be adjudged invalid or unenforceable, whether in general or in any particular circumstance, then such partial invalidity or enforceability shall not cause the remainder of this Loan Agreement to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provision shall remain in effect in all valid applications that are severable from the invalid or unenforceable application or applications.

        15.6 Assignment. This Loan Agreement may not be assigned by the Borrowers without the prior written consent of the Banks. This Loan Agreement may be assigned by the Banks as provided in Section 12 hereof. All rights of the Banks hereunder shall inure to the benefit of their respective successors and assigns, and all obligations, covenants and agreements of the Borrowers shall bind their permitted successors and assigns, if any.

        15.7 Governing Law. This Loan Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

        15.8 Section Headings. The section headings of this Loan Agreement are inserted herein solely for convenience of reference and shall not affect the construction or interpretation of the provisions hereof.

        15.9 Entire Agreement. This Loan Agreement and the other Loan Instruments constitute the entire agreement between the Borrowers and the Banks with respect to the subject matter hereof.

        15.10 Time of the Essence. Time shall be of the essence in the payment and performance of all of the Borrowers' obligations under this Loan Agreement, the Revolving Credit Note and the other Loan Instruments to which the Borrowers are party.

        15.11 Modifications. This Loan Agreement may be modified only in writing executed by the Borrowers and the Banks. Neither this Loan Agreement nor the other Loan Instruments nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Banks holding at least sixty six and 66/100 percent (66 2/3%) of the aggregate of the Revolving Credit Facility Pro Rata Shares (the "Majority Banks"); provided, however, that no such change, waiver, discharge or termination, shall, without the consent of each Bank, (i) extend the Revolving Loan Commitment Termination Date or the final maturity of the Revolving Credit Note of such Bank, or change the rate or extend the time of payment of interest, principal or fees, or reduce the principal amount thereof, or increase the aggregate amount of the Revolving Loan Commitments above the maximum amount provided for in Section 2.1 hereof, or increase any Bank's commitment to disburse its Revolving Loan Pro Rata Share of Revolving Credit Loans requested by the Borrowers as set forth in Section 2.1 hereof, or (ii) release any Collateral except as it shall otherwise be provided in any Loan Instrument, or
(iii) amend, modify or waive any provisions of this Section 15.12 (Modifications), Section 2 (Revolving Credit Facility), Section 3 (Swing Line Credit Facility), Section 10 (Events of Default; Acceleration), Section 11 (Remedies Upon Default, Etc.), Section 12 (The Administrative Bank), Section
15.2 (Ratable Sharing), or Section 15.10 (Costs and Expenses), or (iv) amend, modify or waive any provision requiring consent of all Banks, or (v) reduce the percentages specified in this Section 15.11 or (vi) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement.

        15.12 Submission to Jurisdiction, Etc. The Borrowers hereby irrevocably agree that any legal action, suit or proceeding against the Borrowers with respect to the obligations and liabilities of the Borrowers hereunder or any other matter under or arising out of or in connection with this Loan Agreement, the Revolving Credit Notes, the Swing Line Note or any other Loan Instrument or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States District Court of the

Western District of Kentucky or in the courts of the Commonwealth of Kentucky, as the Banks may elect, and, by execution and delivery of this Loan Agreement, the Borrowers hereby irrevocably accept and submit to the non-exclusive jurisdiction of each of the aforesaid courts in personam generally and unconditionally with respect to any such action, suit or proceeding involving the Borrowers and in respect of the Borrowers' property. The Borrowers further agree that final judgment against the Borrowers in any action, suit or proceeding referred to herein shall be conclusive after all appeals have been exhausted or waived by the Borrowers, and may thereafter be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the Borrowers' obligations and liabilities. The Borrowers further irrevocably consent and agree to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by mailing copies thereof by registered or certified air mail, postage prepaid, to the Borrowers at the address set forth in Section 14 hereof or by serving copies thereof upon any statutory agent for service of process of the Borrowers. The Borrowers agree that service upon the Borrowers as provided for herein shall constitute valid and effective personal service upon the Borrowers and that the failure of any statutory agent to give any notice of such service to the Borrowers shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall, or shall be construed so as to, limit the right of the Banks to bring actions, suits or proceedings with respect to the obligations and liabilities of the Borrowers under, or any other matter arising out of or in connection with, this Loan Agreement, the Revolving Credit Notes, the Swing Line Note and/or the other Loan Instruments, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which property of the Borrowers may be found or as otherwise shall to the Banks seem appropriate, or to affect the right to service of process in any jurisdiction in any manner permitted by law. In addition, the Borrowers hereby irrevocably and unconditionally waive any objection which the Borrowers may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Loan Agreement, the Revolving Credit Notes, the Swing Line Note and/or the other Loan Instruments brought in the Circuit Court of Jefferson County, Kentucky or in the United States District Court for the Western District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.

        15.13 Waiver of Jury Trial. EACH BORROWER, EACH BANK AND THE ADMINISTRATIVE BANK EACH HEREBY AGREES TO WAIVE ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT, THE REVOLVING CREDIT NOTES, THE SWING LINE NOTE OR THE OTHER LOAN INSTRUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW

AND STATUTORY CLAIMS. THE BORROWER, EACH BANK AND THE ADMINISTRATIVE BANK EACH ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, AND THAT EACH BORROWER, EACH BANK AND THE ADMINISTRATIVE BANK HAVE ALREADY RELIED ON THE WAIVER IN ITS RELATED FUTURE DEALINGS WITH THE OTHERS. THE BORROWER, EACH BANK AND THE ADMINISTRATIVE BANK EACH FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LOAN AGREEMENT, THE REVOLVING CREDIT NOTES, THE SWING LINE NOTE OR THE OTHER LOAN INSTRUMENTS. IN THE EVENT OF LITIGATION, THIS LOAN AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        IN WITNESS WHEREOF, the Administrative Bank, the Banks and the Borrowers have caused this Loan Agreement to be duly executed as of the day and year first above written.


                                      PNC BANK, KENTUCKY, INC.
                                      ("PNC")

                                      ________________________________________
                                      By: Ben Willingham, Vice President


                                      NATIONAL CITY BANK OF
                                      KENTUCKY
                                      ("National City")

                                      ________________________________________
                                      By:  Deroy Scott, Vice President

                                      SUNTRUST BANK, NASHVILLE, N.A.
                                      ("SunTrust")

                                      ________________________________________
                                      Karen Cole Ahern, Group Vice President


                                      BANK ONE, KENTUCKY, NA
                                      ("Bank One")

                                      ________________________________________
                                      Todd D. Munson, Senior Vice President


                                      PNC BANK, KENTUCKY, INC.
                                      (the "Administrative Bank")

                                      ________________________________________
                                      By: Ben Willingham, Vice President

                                      RES-CARE, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President and
                                      Chief Executive Officer

                                      COMMUNITY ALTERNATIVES
                                      INDIANA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      COMMUNITY ALTERNATIVES
                                      NEBRASKA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By: Ronald G. Geary, President


                                      COMMUNITY ADVANTAGE, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      TEXAS HOME MANAGEMENT, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      CAPITAL TX INVESTMENTS, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      THM HOMES, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RSCR TEXAS, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE NEW MEXICO, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE OHIO, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      COMMUNITY ALTERNATIVES OF
                                      TEXAS, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      CATX PROPERTIES, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      RES-CARE CALIFORNIA, INC., d/b/a
                                      RCCA Services
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE FLORIDA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      RSCR CALIFORNIA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE KANSAS, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE ILLINOIS, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE OKLAHOMA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      RES-CARE TENNESSEE, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President



                                      RES-CARE TRAINING
                                      TECHNOLOGIES, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      YOUTHTRACK, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, Chairman


                                      RES-CARE PREMIER, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RSCR PREMIER, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      RES-CARE NEW JERSEY, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      COMMUNITY ALTERNATIVES
                                      KENTUCKY, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President



                                      ALTERNATIVE YOUTH SERVICES,
                                      INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      COMMUNITY ALTERNATIVES
                                      VIRGINIA, INC.
                                      (a "Borrower")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                      RESIDENTIAL ALTERNATIVES
                                      IN SUPPORTIVE ENVIRONMENTS,
                                      INC.
                                      (a "Maker")

                                      ________________________________________
                                      By:  Ronald G. Geary, President


                                      SOUTHWIND RESIDENTIAL
                                      SERVICES, INC.
                                      (a "Maker")

                                      ________________________________________
                                      By:  Ronald G. Geary, President

                                LIST OF EXHIBITS


1.      Exhibit  A-1: PNC Revolving Credit Note
        Exhibit  A-2: National City Revolving Credit Note
        Exhibit  A-3: SunTrust Revolving Credit Note
        Exhibit  A-4: Bank One Revolving Credit Note

2.      Exhibit  B:   Swing Line Note

3.      Exhibit  C:   Application and Agreement for Letter of Credit

4.      Exhibit  D:   Notice of Conversion/Continuation

6.      Exhibit  E:   Request For Revolving Credit Loan

7.      Exhibit  F:   Request for Swing Line Loan

8.      Exhibit  G:   Compliance Certificate

9.      Exhibit  H:   Assignment Agreement

10.     Exhibit  I:   Confidentiality Agreement

11.     Exhibit  J:   Stock Pledge Agreement

12.     Exhibit  K:   Form of Security Agreement

13.     Exhibit  L:   Form of UCC-1 Financing Statement

14.     Exhibit  M:   Form of Assumption Agreement

13.     Exhibit  N:   Form of Amendment to Stock Pledge Agreement

14.     Exhibit  O:   Form of Stock Pledge Agreement (Shares in Non-Consolidated
                      Persons)

14.     Exhibit  P:   Form of Borrower Counsel Opinion